EXHIBIT 99.3
Form 10-K, Item 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
of the Annual Report on Form 10-K for the year ended December 31, 2008

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders of Covanta Holding Corporation
We have audited the accompanying consolidated balance sheets of Covanta Holding Corporation (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of income, equity, and cash flows for each of the three years in the period ended December 31, 2008. Our audits also included the financial statement schedule listed in the Index at Exhibit 99.3. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Covanta Holding Corporation at December 31, 2008 and 2007, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.
As discussed in Note 9 to the consolidated financial statements, effective January 1, 2007 the Company adopted Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes.”
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Covanta Holding Corporation’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 25, 2009 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

MetroPark, New Jersey
February 25, 2009, except for Note 2,
as to which the date is May 18, 2009

COVANTA HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF INCOME

	For the Years Ended December 31,
	2008	2007	2006
	(As Adjusted)
	(In thousands, except per share amounts)
OPERATING REVENUES:
Waste and service revenues	$934,527	$864,396	$817,633
Electricity and steam sales	660,616	498,877	433,834
Other operating revenues	69,110	69,814	17,069

Total operating revenues	1,664,253	1,433,087	1,268,536

OPERATING EXPENSES:
Plant operating expenses	999,674	801,560	712,156
Depreciation and amortization expense	199,488	196,970	193,217
Net interest expense on project debt	53,734	54,579	60,210
General and administrative expenses	97,016	82,729	73,599
Insurance recoveries, net of write-down of assets	(8,325)	—	—
Other operating expenses	66,701	60,639	2,594

Total operating expenses	1,408,288	1,196,477	1,041,776

Operating income	255,965	236,610	226,760

Other income (expense):
Investment income	5,717	10,578	11,770
Interest expense	(46,804)	(67,104)	(109,507)
Non-cash convertible debt interest expense	(17,979)	(15,377)	—
Loss on extinguishment of debt	—	(32,071)	(6,795)

Total other expenses	(59,066)	(103,974)	(104,532)

Income before income tax expense, equity in net income from unconsolidated investments and noncontrolling interests in subsidiaries	196,899	132,636	122,228
Income tax expense	(84,561)	(24,483)	(38,465)
Equity in net income from unconsolidated investments	23,583	22,196	28,636

NET INCOME	135,921	130,349	112,399

Less: Net income attributable to noncontrolling interests in subsidiaries	(6,961)	(8,656)	(6,610)

NET INCOME ATTRIBUTABLE TO COVANTA HOLDING COPORATION	$128,960	$121,693	$105,789

Weighted Average Common Shares Outstanding:
Basic	153,345	152,653	145,663

Diluted	154,732	153,997	147,030

Earnings Per Share:
Basic	$0.84	$0.80	$0.73

Diluted	$0.83	$0.79	$0.72

The accompanying notes are an integral part of the consolidated financial statements.

COVANTA HOLDING CORPORATION
CONSOLIDATED BALANCE SHEETS

	As of December 31,
	2008	2007
	(As Adjusted)
	(In thousands, except per share amounts)
ASSETS
Current:
Cash and cash equivalents	$192,393	$149,406
Marketable securities available for sale	300	2,495
Restricted funds held in trust	175,093	187,951
Receivables (less allowances of $3,437 and $4,353)	243,791	252,114
Unbilled service receivables	49,468	59,232
Deferred income taxes	—	29,873
Prepaid expenses and other current assets	123,214	113,927

Total Current Assets	784,259	794,998
Property, plant and equipment, net	2,530,035	2,620,507
Investments in fixed maturities at market (cost: $26,620 and $26,338, respectively)	26,737	26,260
Restricted funds held in trust	149,818	191,913
Unbilled service receivables	44,298	56,685
Waste, service and energy contracts, net	223,397	268,353
Other intangible assets, net	83,331	88,954
Goodwill	195,617	127,027
Investments in investees and joint ventures	102,953	81,248
Other assets	139,544	112,554

Total Assets	$4,279,989	$4,368,499

LIABILITIES AND EQUITY
Current:
Current portion of long-term debt	$6,922	$6,898
Current portion of project debt	198,034	195,625
Accounts payable	24,470	29,916
Deferred revenue	15,202	25,114
Accrued expenses and other current liabilities	215,046	234,000

Total Current Liabilities	459,674	491,553
Long-term debt	941,596	930,186
Project debt	880,336	1,084,650
Deferred income taxes	493,919	475,840
Waste and service contracts	114,532	130,464
Other liabilities	165,881	141,740

Total Liabilities	3,055,938	3,254,433

Commitments and Contingencies (Note 21)

Equity:
Covanta Holding Corporation stockholders’ equity:
Preferred stock ($0.10 par value; authorized 10,000 shares; none issued and outstanding)	—	—
Common stock ($0.10 par value; authorized 250,000 shares; issued 154,797 and 154,281 shares; outstanding 154,280 and 153,922 shares)	15,480	15,428
Additional paid-in capital	832,595	821,338
Accumulated other comprehensive (loss) income	(8,205)	16,304
Accumulated earnings	349,219	220,259
Treasury stock, at par	(52)	(36)

Total Covanta Holding Corporation stockholders’ equity	1,189,037	1,073,293

Noncontrolling interests in subsidiaries	35,014	40,773

Total Equity	1,224,051	1,114,066

Total Liabilities and Equity	$4,279,989	$4,368,499

The accompanying notes are an integral part of the consolidated financial statements.

COVANTA HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2008	2007	2006
	(As Adjusted)
	(In thousands)

OPERATING ACTIVITIES:
Net income	$135,921	$130,349	$112,399
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	199,488	196,970	193,217
Revenue contract levelization	(586)	(555)	3,419
Amortization of long-term debt deferred financing costs	3,684	3,841	3,858
Amortization of debt premium and discount	(10,707)	(14,857)	(22,506)
Non-cash convertible debt interest expense	17,979	15,377	—
Loss on extinguishment of debt	—	32,071	6,795
Provision for doubtful accounts	1,839	1,184	2,251
Stock-based compensation expense	14,750	13,448	6,887
Equity in net income from unconsolidated investments	(23,583)	(22,196)	(28,636)
Dividends from unconsolidated investments	19,459	24,250	19,375
Deferred income taxes	63,160	(688)	20,908
Other, net	3,809	(1,801)	6,872
Change in restricted funds held in trust	29,481	5,493	7,790
Change in operating assets and liabilities, net of effects of acquisitions:
Receivables	4,138	(36,084)	(8,577)
Unbilled service receivables	14,020	19,403	17,294
Accounts payable and accrued expenses	(38,450)	22,880	2,351
Unpaid losses and loss adjustment expenses	(3,235)	(4,984)	(8,848)
Other, net	(28,560)	(20,510)	(15,860)

Net cash provided by operating activities	402,607	363,591	318,989

INVESTING ACTIVITIES:
Acquisition of businesses, net of cash acquired	(73,393)	(110,465)	—
Proceeds from the sale of investment securities	20,295	15,057	10,615
Purchase of investment securities	(18,577)	(622)	(774)
Acquisition of non-controlling interest in subsidiary	—	—	(27,500)
Purchase of equity interest	(18,503)	(11,199)	—
Purchase of property, plant and equipment	(87,920)	(85,748)	(54,267)
Property insurance proceeds	16,215	9,441	—
Acquisition of land use rights	(16,727)	—	—
Loans issued to client community to fund certain facility improvements	(8,233)	—	—
Other, net	(2,465)	3,626	5,022

Net cash used in investing activities	(189,308)	(179,910)	(66,904)

FINANCING ACTIVITIES:
Proceeds from the issuance of common stock, net	—	135,757	—
Proceeds from rights offerings, net	—	—	20,498
Proceeds from the exercise of options for common stock, net	262	812	1,126
Proceeds from borrowings on long-term debt	—	949,907	97,619
Financings of insurance premiums, net	1,381	7,927	—
Proceeds from borrowings on project debt	8,278	3,506	6,868
Proceeds from borrowings on revolving credit facility	—	30,000	—
Principal payments on long-term debt	(6,877)	(1,181,130)	(140,638)
Principal payments on project debt	(187,800)	(164,167)	(151,095)
Payments of borrowings on revolving credit facility	—	(30,000)	—
Payments of long-term debt deferred financing costs	—	(18,324)	(2,129)
Payments of tender premiums on debt extinguishment	—	(33,016)	(1,952)
Increase in holding company restricted funds	—	6,660	—

	For the Years Ended December 31,
	2008	2007	2006
	(As Adjusted)
	(In thousands)
Decrease in restricted funds held in trust	21,575	31,432	31,583
Distributions to minority partners	(7,061)	(7,699)	(9,263)
Other, net	—	—	(37)

Net cash used in financing activities	(170,242)	(268,335)	(147,420)

Effect of exchange rate changes on cash and cash equivalents	(70)	618	221

Net increase (decrease) in cash and cash equivalents	42,987	(84,036)	104,886
Cash and cash equivalents at beginning of period	149,406	233,442	128,556

Cash and cash equivalents at end of period	$192,393	$149,406	$233,442

Cash Paid for Interest and Income Taxes:
Interest	$114,207	$146,677	$205,807
Income taxes	$22,979	$24,122	$17,398
The accompanying notes are an integral part of the consolidated financial statements.

COVANTA HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF EQUITY

	Covanta Holding Corporation Stockholders’ Equity
					Accumulated
			Additional		Other	Accumulated			Noncontrolling
	Common Stock		Paid-In	Unearned	Comprehensive	Earnings	Treasury Stock		Interests in
	Shares	Amount	Capital	Compensation	Loss (Income)	(Deficit)	Shares	Amount	Subsidiaries	Total
	(As Adjusted, In thousands)
Balance as of December 31, 2005	141,246	$14,125	$594,186	$(4,583)	$535	$(5,014)	80	$(8)	$80,628	$679,869
Reclass of unearned compensation upon adoption of SFAS 123R			(4,583)	4,583						—
Shares issued in rights offering	5,697	570	19,928							20,498
Stock-based compensation expense			6,887							6,887
Tax benefit related to exercise of stock options and vesting of restricted stock			2,242							2,242
Shares forfeited for terminated employees			(30)				77	(8)		(38)
Exercise of options to purchase common stock	178	18	1,108							1,126
Shares issued in non-vested stock award	536	53	(53)							—
Acquisition of noncontrolling interests in subsidiaries									(28,097)	(28,097)
Sale of noncontrolling interests in subsidiaries									(8,091)	(8,091)
Distributions to partners of noncontrolling interests in subsidiaries									(9,264)	(9,264)
Comprehensive income, net of income taxes:
Net income						105,789			6,610	112,399
Foreign currency translation					986				895	1,881
Minimum pension liability adjustment					100					100
Net unrealized gain on available-for-sale securities					559					559
Net unrealized gain on derivative instruments					112					112

Total comprehensive income					1,757	105,789			7,505	115,051

Adjustment for unrecognized net gain upon adoption of SFAS 158					1,650					1,650

Balance as of December 31, 2006	147,657	14,766	619,685	—	3,942	100,775	157	(16)	42,681	781,833
Shares issued in equity offering, net of costs	6,118	612	135,143							135,755
Stock-based compensation expense			13,448							13,448
Effect of FIN 48 adoption						(2,209)				(2,209)
Effect of APB 14-1 adoption			56,051							56,051
Tax benefit related to exercise of stock options and vesting of restricted stock			200							200
Shares forfeited for terminated employees			3				27	(3)		—
Shares repurchased for tax withholdings for vested stock awards			(3,954)				175	(17)		(3,971)
Exercise of options to purchase common stock	113	11	801							812
Shares issued in non-vested stock award	393	39	(39)							—
Sale of noncontrolling interests in subsidiaries									(5,656)	(5,656)
Distributions to partners of noncontrolling interests in subsidiaries									(7,704)	(7,704)
Comprehensive income, net of income taxes:
Net income						121,693			8,656	130,349
Foreign currency translation					4,388				2,796	7,184
SFAS 158 unrecognized net gain					9,446					9,446
Minimum pension liability adjustment					(59)					(59)
Net unrealized gain on available-for-sale securities					712					712
Net unrealized gain on derivative instruments					(2,125)					(2,125)

Total comprehensive income					12,362	121,693			11,452	145,507

	Covanta Holding Corporation Stockholders’ Equity
					Accumulated
			Additional		Other	Accumulated			Noncontrolling
	Common Stock		Paid-In	Unearned	Comprehensive	Earnings	Treasury Stock		Interests in
	Shares	Amount	Capital	Compensation	Loss (Income)	(Deficit)	Shares	Amount	Subsidiaries	Total
	(As Adjusted, In thousands)
Balance as of December 31, 2007	154,281	15,428	821,338	—	16,304	220,259	359	(36)	40,773	1,114,066
Stock-based compensation expense			14,750							14,750
Shares forfeited for terminated employees			2				21	(2)		—
Shares repurchased for tax withholdings for vested stock awards			(3,705)				137	(14)		(3,719)
Exercise of options to purchase common stock	22	2	260							262
Shares issued in non-vested stock award	494	50	(50)							—
Deferred tax for noncontrolling interests in subsidiaries									374	374
Distributions to partners of noncontrolling interests in subsidiaries									(7,062)	(7,062)
Comprehensive income, net of income taxes:
Net income						128,960			6,961	135,921
Foreign currency translation					(10,481)				(6,032)	(16,513)
SFAS 158 unrecognized net loss					(13,218)					(13,218)
Minimum pension liability adjustment					(403)					(403)
Net unrealized loss on available-for-sale securities					(407)					(407)

Total comprehensive (loss) income					(24,509)	128,960			929	105,380

Balance as of December 31, 2008	154,797	$15,480	$832,595	$—	$(8,205)	$349,219	517	$(52)	$35,014	$1,224,051

The accompanying notes are an integral part of the consolidated financial statements.

COVANTA HOLDING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 1. Organization and Summary of Significant Accounting Policies
     The terms “we,” “our,” “ours,” “us” and “Company” refer to Covanta Holding Corporation and its subsidiaries; the term “Covanta Energy” refers to our subsidiary Covanta Energy Corporation and its subsidiaries.
Organization
     We are a leading developer, owner and operator of infrastructure for the conversion of waste to energy (known as “energy-from-waste”), as well as other waste disposal and renewable energy production businesses in the Americas, Europe and Asia. We are organized as a holding company which was incorporated in Delaware on April 16, 1992. Our predominant business is the waste and energy services business. We also have investments in subsidiaries engaged in insurance operations in California primarily in property and casualty insurance.
     We conduct all of our operations through subsidiaries which are engaged predominantly in the businesses of waste and energy services. We also engage in the independent power production business outside the Americas. We own, have equity investments in, and/or operate 60 energy generation facilities, 50 of which are in the United States and 10 of which are located outside the United States. Our energy generation facilities use a variety of fuels, including municipal solid waste, wood waste (biomass), landfill gas, water (hydroelectric), natural gas, coal, and heavy fuel-oil. We also own or operate several businesses that are associated with our energy-from-waste business, including a waste procurement business, a biomass procurement business, four landfills, which we use primarily for ash disposal, and several waste transfer stations. We have two reportable segments, Domestic and International, which are comprised of our domestic and international waste and energy services operations, respectively.
Summary of Significant Accounting Policies
     Principles of Consolidation
     The consolidated financial statements reflect the results of our operations, cash flows and financial position and of our majority-owned or controlled subsidiaries. All intercompany accounts and transactions have been eliminated.
     Equity Method of Investments
     We use the equity method to account for our investments for which we have the ability to exercise significant influence over the operating and financial policies of the investee. Consolidated net income includes our proportionate share of the net income or loss of these companies. Such amounts are classified as “equity in net income from unconsolidated investments” in our consolidated financial statements. Investments in companies in which we do not have the ability to exercise significant influence are carried at the lower of cost or estimated realizable value. We monitor investments for other than temporary declines in value and make reductions when appropriate.
     Revenues
     Waste and Service Revenues
     Revenues from waste and service agreements consist of the following:
1)	Fees earned under contract to operate and maintain energy-from-waste and independent power facilities are recognized as revenue when services are rendered, regardless of the period they are billed;

2)	Fees earned to service project debt (principal and interest) where such fees are expressly included as a component on the service fee paid by the client community pursuant to applicable energy-from-waste service agreements. Regardless of the timing of amounts paid by client communities relating to project debt principal, we record service revenue with respect to this principal component on a levelized basis over the term of the agreement. Unbilled service receivables related to energy-from-waste operations are discounted in recognizing the present value for services performed currently in order to service the principal component of the project debt;

COVANTA HOLDING COPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
3)	Fees earned for processing waste in excess of contractual requirements are recognized as revenue beginning in the period when we process the excess waste. Some of our contracts include stated fixed fees earned by us for processing waste up to certain base contractual amounts during specified periods. These contracts also set forth the per-ton fees that are payable if we accept waste in excess of the base contractual amounts;

4)	Tipping fees earned under waste disposal agreements are recognized as revenue in the period the waste is received; and

5)	Other miscellaneous fees, such as revenue for ferrous and non-ferrous metal recovered and recycled, are generally recognized as revenue when ferrous and non-ferrous metal is sold.
     Electricity and Steam Sales
     Revenue from the sale of electricity and steam are earned and recorded based upon output delivered and capacity provided at rates specified under contract terms or prevailing market rates net of amounts due to client communities under applicable service agreements. We account for certain long-term power contracts in accordance with Emerging Issues Task Force (“EITF”) No. 91-6, “Revenue Recognition of Long-Term Power Sales Contracts” and EITF No. 96-17, “Revenue Recognition under Long-Term Power Sales Contracts That Contain both Fixed and Variable Pricing Terms” which require that power revenues under these contracts be recognized as the lesser of (a) amounts billable under the respective contracts; or (b) an amount determinable by the kilowatt hours made available during the period multiplied by the estimated average revenue per kilowatt hour over the term of the contract. The determination of the lesser amount is to be made annually based on the cumulative amounts that would have been recognized had each method been applied consistently from the beginning of the contract. The difference between the amount billed and the amount recognized is included in other long-term liabilities.
     Construction Revenues
     Revenues under fixed-price construction contracts are recognized using the percentage-of-completion method, measured by the cost-to-cost method. Under this method, total contract costs are estimated, and the ratio of costs incurred to date to the estimated total costs on the contract is used to determine the percentage-of-completion. This method is used because we consider the costs incurred to be the best available measure of progress on these contracts. Contracts to manage, supervise, or coordinate the construction activity of others are recognized using the percentage-of-completion method, measured by the efforts-expended method. Under this method revenue is earned based on the ratio of hours incurred to the total estimated hours required by the contract. We consider measuring the work on labor hours to be the best available measure of progress on these contracts. Construction revenues are recorded as other operating revenues in the consolidated statements of income.
     Pass Through Costs
     Pass through costs are costs for which we receive a direct contractually committed reimbursement from the municipal client which sponsors an energy-from-waste project. These costs generally include utility charges, insurance premiums, ash residue transportation and disposal, and certain chemical costs. These costs are recorded net of municipal client reimbursements in our consolidated financial statements. Total pass through costs for the years ended December 31, 2008, 2007 and 2006 were $70.2 million, $63.5 million, and $59.3 million, respectively.
     Income Taxes
     Deferred income taxes are based on the difference between the financial reporting and tax basis of assets and liabilities. The deferred income tax provision represents the change during the reporting period in the deferred tax assets and deferred tax liabilities, net of the effect of acquisitions and dispositions. Deferred tax assets include tax losses and credit carryforwards and are reduced by a valuation allowance if, based on available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized.
     During the periods covered by the consolidated financial statements, we filed a consolidated Federal income tax return, which included all eligible United States subsidiary companies. Foreign subsidiaries were taxed according to regulations existing in the countries in which they do business. Our subsidiary, Covanta Lake II, Inc. has not been a member of any consolidated tax group since February 20, 2004. Our federal consolidated income tax return also includes the taxable results of certain grantor trusts, which are excluded from our consolidated financial statements.

COVANTA HOLDING COPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     We adopted and apply the permanent reinvestment exception under Accounting Principles Board (“APB”) Opinion No. 23, “Accounting for Income Taxes — Special Areas” (“APB 23”) in 2006 and Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109,” (“FIN 48”) in 2007. For additional information related to the impact of applying these provisions, see Note 9. Income Taxes.
     Stock-Based Compensation
     Stock-based compensation is accounted for in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), “Share-Based Payments” (“SFAS 123R”). SFAS 123R focuses primarily on accounting for share-based awards to employees in exchange for services, and it requires entities to recognize compensation expense for these awards. The cost for equity-based stock awards is expensed based on their grant date fair value. For additional information, see Note 17. Stock-Based Award Plans.
     Cash and Cash Equivalents
     Cash and cash equivalents include all cash balances and highly liquid investments having maturities of three months or less from the date of purchase. These short-term investments are stated at cost, which approximates market value.
     Investments
     Effective January 1, 2008, we adopted SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115” (“SFAS 159”), but did not elect to apply the fair value option to any of our eligible financial assets and liabilities.
     Effective January 1, 2008, we adopted SFAS No. 157, “Fair Value Measurements” (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements.
     The insurance subsidiaries’ fixed maturity debt and equity securities portfolio are classified as “available-for-sale” and are carried at fair value. Investment securities that are traded on a national securities exchange are stated at the last reported sales price on the day of valuation. Changes in fair value are credited or charged directly to Accumulated Other Comprehensive Income (“AOCI”) in the consolidated statements of equity as unrealized gains or losses, respectively. Investment gains or losses realized on the sale of securities are determined using the specific identification method. Realized gains and losses are recognized in the consolidated statements of income based on the amortized cost of fixed maturities and cost basis for equity securities on the date of trade, subject to any previous adjustments for “other than temporary” declines. For additional information, see Note 13. Investments.
     “Other than temporary” declines in fair value are recorded as realized losses in the consolidated statements of income and the cost basis of the security is reduced. We consider the following factors in determining whether declines in the fair value of securities are “other than temporary”:
•	the significance of the decline in fair value compared to the cost basis;

•	the time period during which there has been a significant decline in fair value;

•	whether the unrealized loss is credit-driven or a result of changes in market interest rates;

•	a fundamental analysis of the business prospects and financial condition of the issuer; and

•	our ability and intent to hold the investment for a period of time sufficient to allow for any anticipated recovery in fair value.
     Other investments, such as investments in companies in which we do not have the ability to exercise significant influence, are carried at the lower of cost or estimated realizable value.

COVANTA HOLDING COPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     Restricted Funds Held in Trust
     Restricted funds held in trust are primarily amounts received by third party trustees relating to certain projects we own which may be used only for specified purposes. We generally do not control these accounts. They primarily include debt service reserves for payment of principal and interest on project debt, and deposits of revenues received with respect to projects prior to their disbursement, as provided in the relevant indenture or other agreements. Such funds are invested principally in United States Treasury bills and notes and United States government agency securities. Restricted fund balances are as follows (in thousands):

	As of December 31,
	2008		2007
	Current	Noncurrent	Current	Noncurrent
Debt service funds	$103,371	$97,761	$111,193	$142,098
Revenue funds	25,105	—	22,253	—
Other funds	46,617	52,057	54,505	49,815

Total	$175,093	$149,818	$187,951	$191,913

     Restricted Funds for Emergence Costs
     As of December 31, 2008 and 2007, we had $20.4 million and $20.0 million, respectively, in cash held in restricted accounts to pay for certain taxes which may be due relating to Covanta Energy’s bankruptcy, which occurred prior to its acquisition by us, and that are estimated to be paid in the future. Cash held in such restricted accounts is not available for general corporate purposes.
     Deferred Financing Costs
     As of December 31, 2008 and 2007, we had $13.7 million and $17.7 million, respectively, of net deferred financing costs recorded on the consolidated balance sheets. These costs were incurred in connection with our various financing arrangements. These costs are being amortized using the effective interest rate method over the expected period that the related financing was to be outstanding. See Note 6. Long-Term Debt — 2007 Recapitalization.
     Deferred Revenue
     Deferred revenue consisted of the following (in thousands):

	As of December 31,
	2008		2007
	Current	Noncurrent	Current	Noncurrent
Advance billings to municipalities	$8,333	$—	$11,610	$—
Unearned insurance premiums	1,587	—	896	—
Other	5,282	4,345	12,608	4,931

Total	$15,202	$4,345	$25,114	$4,931

     Advance billings to various customers are billed one or two months prior to performance of service and are recognized as income in the period the service is provided. Noncurrent deferred revenue relates to electricity contract levelization and is included in other noncurrent liabilities in the consolidated balance sheets.
     Property, Plant and Equipment
     Property, plant, and equipment acquired from acquisitions were recorded at our estimate of their fair values on the date of the acquisition. Additions, improvements and major expenditures are capitalized if they increase the original capacity or extend the remaining useful life of the original asset more than one year. Maintenance repairs and minor expenditures are expensed in the period incurred. Depreciation is computed using the straight-line method over the estimated remaining useful lives of the assets, which range up to 37 years for energy-from-waste facilities. The original useful lives generally range from three years for computer equipment to 50 years for components of energy-from-waste facilities. Leaseholds improvements are depreciated over the remaining life of the lease or the asset, whichever is shorter. Upon retirement or disposal of assets, the cost and related accumulated depreciation are removed from the consolidated balance sheet and any gain or loss is reflected in the consolidated statements of income.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     Asset Retirement Obligations
     In accordance with SFAS No. 143, “Accounting for Asset Retirement Obligations” (“SFAS 143”), we recognize a legal liability for asset retirement obligations when it is incurred — generally upon acquisition, construction, or development. Our legal liabilities include closure and post-closure costs for landfill cells and site restoration for certain energy-from-waste and power producing sites. We principally determine the liability using internal estimates of the costs using current information, assumptions, and interest rates, but also use independent appraisals as appropriate to estimate costs. When a new liability for asset retirement obligation is recorded, we capitalize the cost of the liability by increasing the carrying amount of the related long-lived asset. The liability is accreted to its present value each period and the capitalized cost is depreciated over the useful life of the related asset. We recognize period-to-period changes in the liability resulting from revisions to the timing or the amount of the original estimate of the undiscounted cash flows. Any changes are incorporated into the carrying amount of the liability and will result in an adjustment to the amount of asset retirement cost allocated to expense in subsequent periods. Our asset retirement obligation is presented as follows (in thousands):

	As of December 31,
	2008	2007
Beginning of period asset retirement obligation	$25,520	$26,517
Accretion expense	1,998	2,091
Deductions(1)	(1,565)	(5,290)
Additions(2)	1,576	2,202

End of period asset retirement obligation	$27,529	$25,520
Less: current portion	(1,618)	(964)

Asset retirement obligation	$25,911	$24,556

(1)	Deductions in 2008 and 2007 related to expenditures and settlements of the asset retirement obligation liability and net revisions based on current estimates of the liability and revised expected cash flows and life of the liability.

(2)	Additions in 2008 related primarily to purchase price allocations for asset retirement obligations for the ash landfill acquired in Massachusetts in 2008, offset by purchase price allocation adjustments for the two biomass energy facilities acquired in California in 2007. Additions in 2007 related primarily to purchase price allocations for asset retirement obligations for the two biomass energy facilities acquired in California in 2007. See Note 3. Acquisitions, Business Development and Dispositions.
     Waste, Service and Energy Contracts
     The vast majority of our waste, service and energy contracts were valued in March 2004 and June 2005 related to the acquisitions of Covanta Energy and Covanta ARC Holdings, Inc. (“ARC Holdings”), respectively. Intangible assets and liabilities, as well as lease interest, renewable energy credits and other indefinite-lived assets, are recorded at their estimated fair market values based upon discounted cash flows in accordance with SFAS No. 141, “Business Combinations” (“SFAS 141”).
     Amortization for the “above market” waste, service and energy contracts and “below market” waste and energy contracts was calculated using the straight-line method. The remaining weighted-average contract life is approximately 9 years for both the “above market” waste, service and energy contracts and “below market” waste and energy contracts. See Note 10. Amortization of Waste, Service and Energy Contracts.
     Impairment of Goodwill, Other Intangibles and Long-Lived Assets
     We evaluate goodwill and indefinite-lived intangible assets not subject to amortization for impairment on an annual basis, or more frequently if events occur or circumstances change indicating that the fair value of a reporting unit may be below its carrying amount, in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”). The evaluation of goodwill requires a comparison of the estimated fair value of the reporting unit to which the goodwill has been assigned to its carrying value. If the carrying value of the reporting unit exceeds the fair value of that reporting unit, then the reporting unit’s carrying value of goodwill is compared to its implied value of goodwill. If the carrying value of the reporting unit’s goodwill exceeds the implied value of goodwill, this difference will be recorded as an adjustment to the goodwill balance, resulting in an impairment charge. The fair value was determined using a discounted cash flow approach based on forward-looking information regarding market share and costs for each reporting unit as well as an appropriate discount rate. For indefinite-lived intangible assets, the evaluation requires a comparison of the estimated fair value of the asset, which is generally estimated using a discounted future net cash flow projection, to the carrying value of the asset. If the carrying value of an indefinite-lived intangible asset exceeds its fair value, as generally estimated using a discounted future net cash flow projection, then the carrying value of the asset is reduced to its fair value.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     Intangible and other long-lived assets such as property, plant and equipment and purchased intangible assets with finite lives, are evaluated for impairment whenever events or changes in circumstances indicate its carrying value may not be recoverable over their estimated useful life in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” In reviewing for impairment, we compare the carrying value of the relevant assets to the estimated undiscounted future cash flows expected from the use of the assets and their eventual disposition. When the estimated undiscounted future cash flows are less than their carrying amount, an impairment loss is recognized equal to the difference between the asset’s fair value and its carrying value. To determine fair value, we principally use internal discounted cash flow estimates, but also use quoted market prices when available and independent appraisals as appropriate to determine fair value. Cash flow estimates are derived from historical experience and internal business plans with an appropriate discount rate applied.
     Accumulated Other Comprehensive Income
     AOCI, in the consolidated statements of equity, includes unrealized gains and losses excluded from the consolidated statements of income. These unrealized gains and losses consist of unrecognized gains or losses on our pension and other postretirement benefit obligations, foreign currency translation adjustments, unrealized gains or losses on securities classified as available-for-sale, and net unrealized gains and losses on interest rate swaps.
     Interest Rate Swap Agreements
     We used derivative financial instruments to manage risk from changes in interest rates pursuant to the requirements under one of our debt agreement in existence as of December 31, 2006. We recognize derivative instruments on the balance sheet at their fair value. Changes in the fair value of a derivative that is highly effective as, and that is designated and qualifies as, a cash flow hedge are included in the consolidated statements of equity as a component of AOCI until the hedged cash flows impact earnings. Any hedge ineffectiveness is included in current-period earnings. For additional information regarding derivative financial instruments, see Note 19. Financial Instruments.
     Foreign Currency Translation
     For foreign operations, assets and liabilities are translated at year-end exchange rates and revenues and expenses are translated at the average exchange rates during the year. Gains and losses resulting from foreign currency translation are included in the consolidated statements of equity as a component of AOCI. Currency transaction gains and losses are recorded in Other Operating Expenses in the consolidated statements of income.
     Pension and Postretirement Benefit Obligations
     Our pension and other postretirement benefit plans are accounted for in accordance with SFAS No. 158, “Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment to FASB Statements No. 87, 88, 106 and 132(R)” (“SFAS 158”), which require costs and the related obligations and assets arising from the pension and other postretirement benefit plans to be accounted for based on actuarially-determined estimates. For additional information, see Note 16. Employee Benefit Plans.
     Unpaid Losses and Loss Adjustment Expenses
     Unpaid losses and loss adjustment expenses (“LAE”) are based on estimates of reported losses and historical experience for incurred but unreported claims, including losses reported by other insurance companies for reinsurance assumed, and estimates of expenses for investigating and adjusting all incurred and unadjusted claims. We believe that the provisions for unpaid losses and LAE are adequate to cover the cost of losses and LAE incurred to date. However, such liability is based upon estimates which may change and there can be no assurance that the ultimate liability will not exceed such estimates. Unpaid losses and LAE are continually monitored and reviewed, and as settlements are made or reserves adjusted, differences are included in current operations. The following table summarizes the activity in the insurance subsidiaries’ liability for unpaid losses and LAE (in thousands):

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	As of December 31,
	2008	2007	2006
Net unpaid losses and LAE at beginning of year	$22,400	$25,712	$32,082
Incurred, net, related to:
Current year	7,272	6,398	7,579
Prior years	1,818	1,492	297

Total net incurred	9,090	7,890	7,876
Paid, net, related to:
Current year	(4,361)	(3,905)	(4,085)
Prior years	(6,982)	(7,357)	(10,221)

Total net paid	(11,343)	(11,262)	(14,306)
Plus: Increase in allowance for reinsurance recoverable on unpaid losses	60	60	60

Net unpaid losses and LAE at end of year	20,207	22,400	25,712
Plus: Reinsurance recoverable on unpaid losses	9,155	10,036	12,308

Gross unpaid losses and LAE at end of year	$29,362	$32,436	$38,020

     Use of Estimates
     The preparation of financial statements requires us to make estimates and assumptions that affect the reported amounts of assets or liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include useful lives of long-lived assets, unbilled service receivables, stock-based compensation, purchase accounting allocations, cash flows and taxable income from future operations, unpaid losses and LAE, allowances for uncollectible receivables, and liabilities related to pension obligations, and for workers’ compensation, severance and certain litigation.
     Reclassifications
     Certain prior period amounts have been reclassified in the financial statements to conform to the current period presentation.
     During the first quarter of 2008, we revised our presentation of the condensed consolidated statements of cash flows to present changes in restricted funds held in trust relating to operating activities as a component of cash flow from operating activities and changes in restricted funds held in trust relating to financing activities (debt principal related) as a component of cash flow from financing activities; previously we included all changes in restricted funds held in trust as a component of cash flow from financing activities. For the years ended December 31, 2007 and 2006, we have reclassified approximately $5.5 million and $7.8 million, respectively, as a component of cash flow from operating activities in order to conform to the current period presentation on the consolidated statements of cash flows.
Note 2. Recent Accounting Pronouncements
     Effective January 1, 2009, we adopted the following pronouncements which required us to retrospectively restate previously disclosed audited consolidated financial statements.
•	We adopted Statement of Financial Accounting Standards (“SFAS”) No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of Accounting Research Bulletin (ARB) No. 51” (“SFAS 160”). SFAS 160 amends the accounting and reporting for noncontrolling interests in a consolidated subsidiary and the deconsolidation of a subsidiary. Under SFAS 160, we now report minority interests (now called noncontrolling interest) in subsidiaries as a separate component of equity in the consolidated financial statements and show both net income attributable to the noncontrolling interest and net income attributable to the controlling interest on the face of the consolidated income statement. SFAS 160 applies prospectively, except for presentation and disclosure requirements, which are applied retrospectively.

•	We adopted Financial Accounting Standards Board (“FASB”) Staff Position (“FSP”) No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”). FSP APB 14-1 was effective for our $373.8 million aggregate principal amount of 1.00% Senior Convertible Debentures (“Debentures”) and required retrospective application for all periods presented. The FSP requires the issuer of convertible debt instruments with cash settlement features to separately account for the liability ($276.0 million as of the date of the issuance of the Debentures) and equity components ($97.8 million as of the date of the issuance of the Debentures) of the instrument. The debt component was recognized at the present value of its cash flows discounted using a 7.25% discount rate, our borrowing rate

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
at the date of the issuance of the Debentures for a similar debt instrument without the conversion feature. The equity component, recorded as additional paid-in capital, was $56.1 million, which represents the difference between the proceeds from the issuance of the Debentures and the fair value of the liability, net of deferred taxes of $41.7 million as of the date of the issuance of the Debentures. FSP APB 14-1 also required an accretion of the resultant debt discount over the expected life of the Debentures, which is February 1, 2007 to February 1, 2012, the first permitted redemption date of the Debentures.
The consolidated income statements and consolidated balance sheets were retroactively restated as follows (amounts in thousands, except per share amounts):

	For the Years Ended
	December 31, 2008		December 31, 2007		December 31, 2006
	As Reported	As Adjusted	As Reported	As Adjusted	As Reported	As Adjusted
Non-cash convertible debt interest expense	$—	$(17,979)	$—	$(15,377)	$—	$—

Total other expenses	$(41,087)	$(59,066)	$(88,597)	$(103,974)	$(104,532)	$(104,532)
Income before income tax expense, equity in net income from unconsolidated investments and noncontrolling interests in subsidiaries	$214,878	$196,899	$148,013	$132,636	$122,228	$122,228

Income tax expense	$(92,227)	$(84,561)	$(31,040)	$(24,483)	$(38,465)	$(38,465)

NET INCOME	$139,273	$135,921	$130,513	$130,349	$105,789	$112,399
NET INCOME ATTRIBUTABLE TO COVANTA HOLDING CORPORATION	N/A	$128,960	N/A	$121,693	N/A	$105,789

Earnings Per Share:
Basic	$0.91	$0.84	$0.85	$0.80	$0.73	$0.73
Diluted	$0.90	$0.83	$0.85	$0.79	$0.72	$0.72

	As of
	December 31, 2008		December 31, 2007
	As Reported	As Adjusted	As Reported	As Adjusted
Long-term debt — noncurrent	$1,005,965	$941,596	$1,012,534	$930,186
Deferred income taxes	$466,468	$493,919	$440,723	$475,840
Total Liabilities	$3,092,856	$3,055,938	$3,301,664	$3,254,433
Additional paid-in capital	$776,544	$832,595	$765,287	$821,338
Accumulated earnings	$368,352	$349,219	$229,079	$220,259
Total Stockholders’ Equity	$1,152,119	N/A	$1,026,062	N/A
Total Covanta Holding Corporation stockholders’ equity	N/A	$1,189,037	N/A	$1,073,293
Total Equity	N/A	$1,224,051	N/A	$1,114,066
The pre-tax increase in non-cash interest expense on our consolidated statements of income to be recognized until 2012 is as follows (in millions):

	2009	2010	2011	2012
Pre-tax increase in non-cash interest expense	$19.3	$20.8	$22.3	$1.9
     On April 9, 2009, the FASB issued three FSPs intended to provide additional application guidance and enhance disclosures regarding fair value measurements and impairments of securities. FSP SFAS No. 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly,” provides guidelines for making fair value measurements more consistent with the principles presented in SFAS No. 157, “Fair Value Measurements.” FSP SFAS No. 107-1 and APB No. 28-1, “Interim Disclosures about Fair Value of Financial Instruments,” enhances consistency in financial reporting by increasing the frequency of fair value disclosures. FSP SFAS No. 115-2 and SFAS No. 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments,” provides additional guidance designed to create greater

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
clarity and consistency in accounting for and presenting impairment losses on securities. These FSPs are effective for us for reporting periods ending after June 30, 2009. We are continuing to assess the potential disclosure effects of these pronouncements.
     In December 2008, the FASB issued FSP SFAS No. 132R-1, “Employers’ Disclosures about Postretirement Benefit Plan Assets” (“FSP SFAS 132R-1”) which significantly expands the disclosures required by employers for postretirement plan assets. The FSP requires plan sponsors to provide extensive new disclosures about assets in defined benefit postretirement benefit plans as well as any concentrations of associated risks. In addition, the FSP requires new disclosures similar to those in SFAS No. 157, “Fair Value Measurements”, in terms of the three-level fair value hierarchy. The disclosure requirements are annual and do not apply to interim financial statements and are required by us in disclosures related to the year ended December 31, 2009. We do expect the adoption of FSP SFAS 132R-1 to result in additional annual financial reporting disclosures and we are continuing to assess the potential effects of this pronouncement.
     In June 2008, the FASB issued FASB Staff Position (“FSP”) No. EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” (“FSP EITF 03-6-1”). This FSP, which we adopted on January 1, 2009, addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing earnings per share under the two-class method described in FASB Statement No. 128, “Earnings per Share”. The restricted stock awards granted under our Equity Award Plans are not participating securities. The adoption of FSP EITF 03-6-1 does not have any impact on our consolidated financial statements.
     In April 2008, the FASB issued FSP FASB No. 142-3, “Determining the Useful Life of Intangible Assets,” (“FSP FASB 142-3”) which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”). The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under FASB Statement No. 141 (revised 2007), “Business Combinations”, and other U.S. generally accepted accounting principles (GAAP). This FSP permits us to use our own assumptions about whether a renewal or extension of a lease or service agreement in a business combination will occur. If we expect a renewal or extension, costs expected for the renewal or extension can be considered part of the cost of the asset and the life of the asset will include the renewal or extension period. We adopted FSP FASB 142-3 on January 1, 2009. The initial adoption of FSP FASB 142-3 did not have a material impact on our existing intangible assets.
     In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (“SFAS 161”), which is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand the effects on an entity’s financial position, financial performance, and cash flows. We adopted SFAS 161 on January 1, 2009. The initial adoption of SFAS 161 will result in additional financial reporting disclosures.
     In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS 141R”). SFAS 141R establishes principles and requirements for the acquiring entity in a business combination to: recognize and measure the assets acquired and liabilities assumed in the transaction including any noncontrolling interest of the acquired entity; recognize and measure any goodwill acquired or gain resulting from a bargain purchase; establish the acquisition-date fair value as the measurement objective; and disclose to investors and other users of financial statements all of the information they need to evaluate and understand the nature and financial effect of the business combination. Other significant changes include: expensing of direct transaction costs as incurred; capitalizing in-process research and development costs; and recording a liability for contingent consideration at the measurement date with subsequent remeasurement recognized in the results of operations. SFAS 141R also requires that any costs for business restructuring and exit activities related to the acquired company will be included in the post-combination results of operations. SFAS 141R also requires that any tax adjustments for business combinations previously recorded under SFAS 141 be recognized in the results of operations. We adopted SFAS 141R on January 1, 2009 which may have a material impact on our consolidated financial statements, depending on the specific business combination transaction.
Note 3. Acquisitions, Business Development and Dispositions
     Our growth strategy includes the acquisition of waste and energy related businesses located in markets with significant growth opportunities and the development of new projects and expansion of existing projects. We will also consider acquiring or developing new technologies and businesses that are complementary with our existing renewable energy and waste services business. Acquisitions are accounted for under the purchase method of accounting. The results of operations reflect the period of ownership of the acquired businesses, business development projects and dispositions. The acquisitions in the section below are not material to our

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
consolidated financial statements individually or in the aggregate and therefore, disclosures of pro forma financial information have not been presented.
     We allocate acquisition purchase prices to identified intangibles assets and tangible assets acquired and liabilities assumed based on their estimated fair values at the dates of acquisition, with any residual amounts allocated to goodwill, in accordance with SFAS 141, which is effective through December 31, 2008. Effective January 1, 2009, all business combinations will be accounted for in accordance with SFAS 141R. See Note 2. Recent Accounting Pronouncements.
     Acquisitions and Business Development
     Domestic
     Maine Biomass Energy Facilities
     On December 22, 2008, we acquired Indeck Maine, LLC from co-owners Ridgewood Maine, L.L.C. and Indeck Energy Services, Inc. Indeck Maine, LLC owned and operated two biomass energy facilities. The two nearly identical facilities, located in West Enfield and Jonesboro, Maine, added a total of 49 gross megawatts (“MW”) to our renewable energy portfolio. We have begun to sell the electric output and intend to sell renewable energy credits from these facilities into the New England market. We acquired these two facilities for cash consideration of approximately $53.3 million, net of cash acquired, subject to final working capital adjustments. The preliminary purchase price allocation, which includes no goodwill, is based on estimates and assumptions, any changes to which could affect the reported amounts of assets, liabilities and expenses resulting from this acquisition.
     Wallingford, Connecticut Energy-from-Waste Facility
     On December 17, 2008, we entered into new tip fee contracts which will supply waste to the Wallingford, Connecticut facility, following the expiration of the existing service fee contract in 2010. These contracts in total are expected to supply waste utilizing most or all of the facility’s capacity through 2020.
     Kent County, Michigan Energy-from-Waste Facility
     On December 4, 2008, we entered into a new tip fee contract with Kent County in Michigan which commenced on January 1, 2009 and extended the existing contract from 2010 to 2023. This contract is expected to supply waste utilizing most or all of the facility’s capacity. Previously this was a service fee contract.
     Pasco County, Florida Energy-from-Waste Facility
     On September 23, 2008, we entered into a new service fee contract with the Pasco County Commission in Florida which commenced on January 1, 2009 and extended the existing contract from 2011 to 2016.
     Indianapolis Energy-from-Waste Facility
     On July 25, 2008, we entered into a new tip fee contract with the City of Indianapolis for a term of 10 years which commenced upon expiration of the existing service fee contract in December 2008. This contract represents approximately 50% of the facility’s capacity.
     Tulsa Energy-from-Waste Facility
     On June 2, 2008, we acquired an energy-from-waste facility in Tulsa, Oklahoma from The CIT Group/Equipment Financing, Inc. for cash consideration of approximately $12.7 million. The design capacity of the facility is 1,125 tons per day (“tpd”) of waste and gross electric capacity of 16.5 MW. This facility was shut down by the prior owner in the summer of 2007 and we returned two of the facility’s three boilers to service in November 2008, and plan to return its third boiler to service during 2009. During the year ended December 31, 2008, we have invested approximately $4.9 million in capital improvements to restore the operational performance of the facility.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     Peabody Landfill
     On May 20, 2008, we acquired a landfill for the disposal of ash in Peabody, Massachusetts from Peabody Monofill Associates, Inc. and others for cash consideration of approximately $7.4 million.
     Alternative Energy Technology Development
     We have entered into various agreements with multiple partners to invest in the development, testing or licensing of new technologies related to the transformation of waste materials into renewable fuels or the generation of energy. Initial licensing fees and demonstration unit purchases approximated $6.5 million during the year ended December 31, 2008.
     Harrisburg Energy-from-Waste Facility
     In February 2008, we entered into a ten year agreement to maintain and operate an 800 tpd energy-from-waste facility located in Harrisburg, Pennsylvania. Under the agreement, we have a right of first refusal to purchase the facility. We also have agreed to provide construction management services and to advance up to $25.5 million in funding for certain facility improvements required to enhance facility performance, the repayment of which is guaranteed by the City of Harrisburg. As of December 31, 2008, we have advanced $8.2 million under this funding arrangement. The facility improvements are expected to be completed by mid 2009.
     Lee County Energy-from-Waste Facility
     In December 2007, we completed the expansion and commenced the operation of the expanded energy-from-waste facility located in and owned by Lee County in Florida. We expanded waste processing capacity from 1,200 tpd to 1,836 tpd and increased gross electricity capacity from 36.9 MW to 57.3 MW. As part of the agreement to implement this expansion, we received a long-term operating contract extension expiring in 2024.
     Pacific Ultrapower Chinese Station, California
     On October 18, 2007, we acquired an additional 5% ownership interest in our subsidiary Pacific Ultrapower Chinese Station, a biomass energy facility located in California, for less than $1 million in cash, increasing our ownership interest to a majority interest of 55%. Although we have acquired majority interest, we do not have the ability to exercise control over the operating and financial policies of the investee and therefore, we continue to account for this investment under the equity method.
     Massachusetts Energy-from-Waste Facilities and Transfer Stations
     On October 1, 2007, we acquired the operating businesses of EnergyAnswers Corporation for cash consideration of approximately $41 million. We also assumed net debt of $21 million ($23 million of consolidated indebtedness net of $2 million of restricted funds held in trust). These businesses include a 400 tpd energy-from-waste facility in Springfield, Massachusetts and a 240 tpd energy-from-waste facility in Pittsfield, Massachusetts. Approximately 75% of waste revenues are contracted for these facilities. We subsequently sold certain assets acquired in this transaction for a total consideration of $5.8 million during the fourth quarter of 2007 and the first quarter of 2008. The purchase price allocation included $9.6 million of goodwill.
     Westchester Transfer Stations
     On October 1, 2007, we acquired two waste transfer stations in Westchester County, New York from Regus Industries, LLC for cash consideration of approximately $7.3 million. The purchase price allocation included $1.5 million of goodwill.
     California Biomass Energy Facilities
     On July 16, 2007, we acquired Central Valley Biomass Holdings, LLC (“Central Valley”) from The AES Corporation. Under the terms of the purchase agreement, we paid cash consideration of $51 million plus approximately $5 million in cash related to post-closing adjustments and transaction costs. Central Valley owns two biomass energy facilities and a biomass energy fuel management business, which are all located in California. In addition, we invested approximately $8 million prior to December 31, 2007, and approximately $11 million during the year ended December 31, 2008 in capital improvements to significantly increase the facilities’ productivity and improve environmental performance. As of September 30, 2008, these capital improvements have been completed. The purchase price allocation included $23.2 million of goodwill.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     Holliston Transfer Station
     On April 30, 2007, we acquired a waste transfer station in Holliston, Massachusetts from Casella Waste Systems Inc. for cash consideration of approximately $7.5 million. In addition, we invested approximately $4.2 million prior to December 31, 2007 and approximately $1.0 million during the year ended December 31, 2008 in capital improvements to enhance the environmental and operational performance of the transfer station.
     Hempstead Energy-from-Waste Facility
     We entered into a new tip fee contract with the Town of Hempstead in New York for a term of 25 years commencing upon expiration of the existing contract in August 2009. This contract provides approximately 50% of the facility’s capacity. We also entered into new tip fee contracts with other customers that expire between February 2011 and December 2014. These contracts provide an additional 40% of the facility’s capacity.
     Hillsborough County Energy-from-Waste Facility
     We designed, constructed, and now operate and maintain the 1,200 tpd mass-burn energy-from-waste facility located in and owned by Hillsborough County in Florida. Due to the growth in the amount of municipal solid waste generated in Hillsborough County, Hillsborough County informed us of its desire to expand the facility’s waste processing and electricity generation capacities. In August 2005, we entered into agreements with Hillsborough County to implement this expansion, and to extend the agreement under which we operate the facility through 2027. Environmental and other project related permits have been secured and the expansion construction commenced on December 29, 2006. Completion of the expansion, and commencement of the operation of the expanded project, is expected in 2009.
     Covanta Onondaga Limited Partnership
     On December 27, 2006, for cash consideration of $27.5 million, we acquired the limited partnership interests held by unaffiliated entities in Covanta Onondaga Limited Partnership, our subsidiary which owns and operates an energy-from-waste facility in Onondaga County, New York.
     International
     China Joint Ventures
     On April 2, 2008, our project joint venture with Chongqing Iron & Steel Company (Group) Limited received an award to build, own, and operate an 1,800 tpd energy-from-waste facility for Chengdu Municipality, in Sichuan Province, People’s Republic of China. On June 25, 2008, the project’s 25 year waste concession agreement was executed. In connection with this project, we invested $17.1 million for a 49% equity interest in the project joint venture company. The Chengdu project is expected to commence construction in early 2009, and commence operations in 2011.
     In December 2007, we entered into a joint venture with Guangzhou Development Power Investment Co., Ltd. through which we intend to develop energy-from-waste projects in Guangdong Province, People’s Republic of China. We hold a 40% equity interest in the joint venture entity, Guangzhou Development Covanta Environmental Energy Co., Ltd (“GDC Environmental Energy”), and on June 6, 2008, we invested $1.5 million in the joint venture.
     On April 25, 2007, we purchased a 40% equity interest in Chongqing Sanfeng Environmental Industry Co., Ltd. (“Sanfeng”), a company located in Chongqing Municipality, People’s Republic of China. The company, which was renamed Chongqing Sanfeng Covanta Environmental Industry Co., Ltd., owns minority equity interests in two 1,200 metric tpd 24 MW mass-burn energy-from-waste projects (Fuzhou project and Tongqing project). We made an initial cash payment of approximately $10 million in connection with our investment in Sanfeng. In December 2008, we entered into an agreement with Beijing Baoluo Investment Co., Ltd. to purchase a direct 58% equity interest in the Fuzhou project for approximately $14 million. This purchase is conditional upon various regulatory and other conditions precedent and is expected to close in early 2009.
     Dublin Joint Venture
     On September 6, 2007, we entered into definitive agreements to build, own, and operate a 1,700 metric tpd energy-from-waste project serving the City of Dublin, Ireland and surrounding communities. The Dublin project is being developed and will be owned by Dublin Waste to Energy Limited, which we control and co-own with DONG Energy Generation A/S. Project construction, which is

COVANTA HOLDING COPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
expected to start in mid 2009, is estimated to cost approximately 350 million euros and is expected to require 36 months to complete, once full construction commences. Dublin Waste to Energy Limited has a 25-year tip fee type contract to provide disposal service for approximately 320,000 metric tons of waste annually. The project is expected to sell electricity into the local electricity grid under short-term arrangements. We and DONG Energy Generation A/S have committed to provide financing for all phases of the project, and we expect to arrange for project financing. The primary approvals and licenses for the project have been obtained, and any remaining consents and approvals necessary to begin full construction are expected to be obtained in due course. We have begun to perform preliminary site demolition work and expect to commence full construction during the second quarter of 2009.
     Dispositions
     On September 13, 2007, we completed the sale of the Linan coal facility in China for $2.3 million and recorded a pre-tax gain of approximately $1.7 million in other operating income in our consolidated statements of income.
     On June 10, 2006, we completed the sale of the Huantai coal facility in China for $3.6 million and recorded a pre-tax gain of approximately $1.2 million in other operating income in our consolidated statements of income.
Note 4. Earnings Per Share and Equity
     Earnings Per Share
     Per share data is based on the weighted average number of outstanding shares of our common stock, par value $0.10 per share, during the relevant period. Basic earnings per share are calculated using only the weighted average number of outstanding shares of common stock. Diluted earnings per share computations, as calculated under the treasury stock method, include the weighted average number of shares of additional outstanding common stock issuable for stock options, restricted stock, and rights whether or not currently exercisable. Diluted earnings per share for all the periods presented does not include securities if their effect was anti-dilutive (in thousands, except per share amounts).

	For the Years Ended December 31,
	2008	2007	2006
Net income attributable to Covanta Holding Corporation	$128,960	$121,693	$105,789

Basic earnings per share:
Weighted average basic common shares outstanding	153,345	152,653	145,663

Basic earnings per share	$0.84	$0.80	$0.73

Diluted earnings per share:
Weighted average basic common shares outstanding	153,345	152,653	145,663
Dilutive effect of stock options	649	620	557
Dilutive effect of restricted stock	738	724	402
Dilutive effect of rights	—	—	408
Dilutive effect of convertible debentures	—	—	—

Weighted average diluted common shares outstanding	154,732	153,997	147,030

Diluted earnings per share	$0.83	$0.79	$0.72

Stock options excluded from the weighted average dilutive common shares outstanding because their inclusion would have been antidilutive	1,983	1,745	50

Restricted stock awards excluded from the weighted average dilutive common shares outstanding because their inclusion would have been antidilutive	—	—	—

     See Note 2. Recent Accounting Pronouncements for a discussion of the retrospective accounting change resulting from the adoption of FSP APB 14-1 effective January 1, 2009.
     On January 31, 2007, we issued 1.00% Senior Convertible Debentures, due 2027, which are convertible under certain circumstances if the closing sale price of our common stock exceeds a specified conversion price before February 1, 2025. As of December 31, 2008, the Debentures did not have a dilutive effect on earnings per share. See Note 6. Long-Term Debt for a description of the Debentures.
     Equity
     See Note 2. Recent Accounting Pronouncements for a discussion of the equity component associated with the Debentures and the retrospective accounting change resulting from the adoption of FSP APB 14-1 effective January 1, 2009.

COVANTA HOLDING COPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     On September 22, 2008, we announced that our Board of Directors authorized the purchase of up to $30 million of our common stock in order to respond opportunistically to volatile market conditions. The share repurchases, if any, may take place from time to time based on market conditions and other factors. The authorization is expected to continue only for so long as recent volatile market conditions persist. During the year ended December 31, 2008, we did not repurchase shares of our common stock under this program.
     During the year ended December 31, 2008 and 2007, we repurchased 137,015 shares and 174,999 shares, respectively, of our common stock in connection with tax withholdings for vested stock awards.
     As of December 31, 2008, there were 154,796,601 shares of common stock issued of which 154,279,306 were outstanding; the remaining 517,295 shares of common stock issued but not outstanding were held as treasury stock as of December 31, 2008.
     The following represents shares of common stock reserved for future issuance:

As of December 31,
2008
Shares available for issuance under equity plans	9,907,333
     As of December 31, 2008, there were 10,000,000 shares of preferred stock authorized, with none issued or outstanding. The preferred stock may be divided into a number of series as defined by our Board of Directors. The Board of Directors are authorized to fix the rights, powers, preferences, privileges and restrictions granted to and imposed upon the preferred stock upon issuance.
     During the year ended December 31, 2008, we granted 494,105 restricted stock awards and 250,000 options to purchase our common stock. For information related to stock-based award plans, see Note 17. Stock-Based Award Plans.
     On January 31, 2007, we completed an underwritten public offering of 5.32 million shares of our common stock. Proceeds received in these offerings were approximately $136.6 million, net of underwriting discounts and commissions. Additional information is contained in Note 6. Long-Term Debt.
     Effective January 1, 2007, we adopted the provisions of FIN 48. The impact of applying the provisions of this interpretation decreased our opening balance retained earnings by $2.2 million in 2007. See Note 9. Income Taxes for additional information.
     On February 24, 2006, we completed a rights offering in which 5,696,911 shares were issued in consideration for $20.8 million in gross proceeds. See Note 20. Related-Party Transactions.
Note 5. Financial Information by Business Segments
     We have two reportable segments, Domestic and International, which are comprised of our domestic and international waste and energy services operations, respectively. The results of our reportable segments are as follows (in thousands):

	Reportable Segments
	Domestic	International	All Other(1)	Total
Year Ended December 31, 2008:
Operating revenues	$1,371,431	$279,966	$12,856	$1,664,253
Depreciation and amortization	190,659	8,751	78	199,488
Operating income (loss)	255,007	3,061	(2,103)	255,965
As of December 31, 2008:
Total assets (includes goodwill of $195.6 million)	$3,975,740	$239,582	$64,667	$4,279,989
Capital additions	85,770	2,082	68	87,920
Year Ended December 31, 2007:
Operating revenues	$1,245,617	$177,217	$10,253	$1,433,087
Depreciation and amortization	187,875	8,998	97	196,970
Operating income (loss)	220,092	20,183	(3,665)	236,610
As of December 31, 2007:
Total assets (includes goodwill of $127.0 million)	$4,007,621	$257,481	$103,397	$4,368,499
Capital additions	84,983	528	237	85,748
Year Ended December 31, 2006:
Operating revenues	$1,117,927	$136,868	$13,741	$1,268,536
Depreciation and amortization	184,921	8,193	103	193,217

COVANTA HOLDING COPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Reportable Segments
	Domestic	International	All Other(1)	Total
Operating income	206,483	19,839	438	226,760
As of December 31, 2006:
Total assets (includes goodwill of $91.3 million)	$4,097,310	$216,518	$123,992	$4,437,820
Capital additions	53,651	599	17	54,267

(1)	All other is comprised of our insurance subsidiaries’ operations and the financial results of the holding company.
     Our operations are principally in the United States. Operations outside of the United States are primarily in Asia, with some projects in Europe and Latin America. A summary of revenues and total assets by geographic area is as follows (in thousands):

	United		Other
	States	India	International	Total
Operating Revenues:
Year Ended December 31, 2008	$1,384,287	$259,923	$20,043	$1,664,253
Year Ended December 31, 2007	$1,255,870	$157,405	$19,812	$1,433,087
Year Ended December 31, 2006	$1,131,667	$108,150	$28,719	$1,268,536
Total Assets:
As of December 31, 2008	$3,975,365	$65,766	$238,858	$4,279,989
As of December 31, 2007	$4,079,552	$91,710	$197,237	$4,368,499
Note 6. Long-Term Debt
Long-Term Debt
     Long-term debt is as follows (in thousands):

	As of
	December 31,	December 31,
	2008	2007
1.00% Senior Convertible Debentures due 2027	$373,750	$373,750
Debt discount related to Convertible Debentures	(64,369)	(82,348)

Senior Convertible Debentures, net	309,381	291,402
Term loan due 2014	638,625	645,125
Other long-term debt	512	557

Total	948,518	937,084
Less: current portion	(6,922)	(6,898)

Total long-term debt	$941,596	$930,186

     See Note 2. Recent Accounting Pronouncements for a discussion of the retrospective accounting change resulting from the adoption of FSP APB 14-1 effective January 1, 2009.
Short-Term Liquidity
     As of December 31, 2008, we had available credit for liquidity as follows (in thousands):

	Total		Outstanding Letters
	Available		of Credit as of	Available as of
	Under Facility	Maturing	December 31, 2008	December 31, 2008
Revolving Loan Facility(1)	$300,000	2013	$—	$300,000
Funded L/C Facility	$320,000	2014	$292,144	$27,856

(1)	Up to $200 million of which may be utilized for letters of credit.
     Under our Revolving Loan Facility, we have pro rata funding commitments from a large consortium of banks, including a 6.8% pro rata commitment from Lehman Brothers Commercial Bank. Lehman Brothers Commercial Bank is a subsidiary of Lehman Brothers Holdings, Inc., which filed for bankruptcy protection in September 2008. We believe that neither the Lehman Brothers Holdings, Inc. bankruptcy, nor the ability of Lehman Brothers Commercial Bank (which is not currently part of such bankruptcy proceeding) to fund its pro rata share of any draw request we may make, will have a material effect on our liquidity.

COVANTA HOLDING COPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Credit Facilities
     We have the ability to make investments in our business and to take advantage of opportunities to grow our business through investments and acquisitions, both domestically and internationally, by utilizing Credit Facilities (as defined below under 2007 Recapitalization which are comprised of:
•	a $300 million revolving loan facility due 2013, which includes a $200 million sub-facility for the issuance of letters of credit (the “Revolving Loan Facility”);

•	a $320 million funded letter of credit facility due 2014 (the “Funded L/C Facility”); and

•	a term loan facility, due 2014, in the initial amount of $650 million and of which $638.6 million was outstanding as of December 31, 2008 (the “Term Loan Facility”).
     Amortization Terms
     The Credit Facilities include mandatory annual amortization of the Term Loan Facility to be paid in quarterly installments beginning June 30, 2007, through the date of maturity as follows (in thousands):

	2009	2010	2011	2012	2013	2014	Total
Annual Remaining Amortization	$6,500	$6,500	$6,500	$6,500	$6,500	$606,125	$638,625
     Under the Credit Facilities, we are obligated to apply a portion of excess cash from operations on an annual basis (calculated pursuant to the credit agreement), as well as specified other sources, to repay borrowings under the Term Loan Facility. The portion of excess cash (as defined in the credit agreement) to be used for this purpose is 50%, 25%, or 0%, based on measurement of the leverage ratio under the financial covenants.
     Interest and Fee Terms
     Loans under the Credit Facilities are designated, at our election, as Eurodollar rate loans or base rate loans. Eurodollar loans bear interest at a reserve adjusted British Bankers Association Interest Settlement Rate, commonly referred to as “LIBOR,” for deposits in dollars plus a borrowing margin as described below. Interest on Eurodollar rate loans is payable at the end of the applicable interest period of one, two, three or six months (and at the end of every three months in the case of six month Eurodollar loans). Base rate loans bear interest at (a) a rate per annum equal to the greater of (1) the “prime rate” designated in the relevant facility or (2) the Federal Funds rate plus 0.5% per annum, plus (b) a borrowing margin as described below.
     Letters of credit that may be issued in the future under the Revolving Loan Facility will accrue fees at the then effective borrowing margins on Eurodollar rate loans (described below), plus a fee on each issued letter of credit payable to the issuing bank. Letter of credit availability under the Funded L/C Facility accrues fees (whether or not letters of credit are issued thereunder) at the then effective borrowing margin for Eurodollar rate loans times the total availability for issuing letters of credit (whether or not then utilized), plus a fee on each issued letter of credit payable to the issuing bank. In addition, we have agreed to pay to the participants under the Funded L/C Facility a fee equal to 0.10% times the average daily amount of the credit linked deposit paid by such participants for their participation under the Funded L/C Facility.
     The borrowing margins referred to above for the Credit Facilities are as follows:

			Borrowing Margin	Borrowing Margin
			for Term Loans,	for Term Loans,
			Funded Letters of	Funded Letters of
			Credit and	Credit and
	Borrowing Margin	Borrowing Margin	Credit-Linked	Credit-Linked
	for Revolving Loans	for Revolving Loans	Deposits	Deposits
Leverage Ratio	(Eurodollar Loans)	(Base Rate Loans)	(Eurodollar Loans)	(Base Rate Loans)
≥ 4.00:1.00	2.00%	1.00%	1.75%	0.75%
< 4.00:1.00 and ≥ 3.25:1.00	1.75%	0.75%	1.50%	0.50%
< 3.25:1.00 and ≥ 2.75:1.00	1.50%	0.50%	1.50%	0.50%
< 2.75:1.00	1.25%	0.25%	1.50%	0.50%

COVANTA HOLDING COPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     Guarantees and Securitization
     The Credit Facilities are guaranteed by us and by certain of our subsidiaries. The subsidiaries that are party to the Credit Facilities agreed to secure all of the obligations under the Credit Facilities by granting, for the benefit of secured parties, a first priority lien on substantially all of their assets, to the extent permitted by existing contractual obligations, a pledge of substantially all of the capital stock of each of our domestic subsidiaries and 65% of substantially all the capital stock of each of our foreign subsidiaries which are directly owned, in each case to the extent not otherwise pledged.
     Credit Agreement Financial Covenants
     The loan documentation under the Credit Facilities contains customary affirmative and negative covenants and financial covenants. We were in compliance with all required covenants as of December 31, 2008.
     The affirmative covenants of the Credit Facilities include covenants relating to the following:
•	financial statements and other reports;

•	continued existence;

•	payment of taxes and claims;

•	maintenance of properties;

•	insurance coverage;

•	inspections by lenders (subject to frequency and cost reimbursement limitations);

•	lenders meetings;

•	compliance with laws;

•	environmental matters;

•	additional material real estate assets;

•	designation of subsidiaries; and

•	post-closing matters.
     The negative covenants of the Credit Facilities include limitations on the following:
•	indebtedness (including guarantee obligations);

•	liens;

•	negative pledge clauses;

•	restricted junior payments;

•	clauses restricting subsidiary distributions;

•	investments;

•	fundamental changes;

•	disposition of assets;

•	acquisitions;

•	conduct of business;

•	amendments or waivers of certain agreements;

•	changes in fiscal year; and

•	hedge agreements.
     The financial covenants of the Credit Facilities, which are measured on a trailing four quarter period basis, include the following:
•	maximum Covanta Energy leverage ratio of 4.00 to 1.00 for the four quarter period ended December 31, 2008, which measures Covanta Energy’s principal amount of consolidated debt less certain restricted funds dedicated to repayment of project debt principal and construction costs (“Consolidated Adjusted Debt”) to its adjusted earnings before interest, taxes, depreciation and amortization, as calculated under the Credit Facilities (“Adjusted EBITDA”). The definition of Adjusted EBITDA in the Credit Facilities excludes certain non-cash charges. The maximum Covanta Energy leverage ratio allowed under the Credit Facilities adjusts in future periods as follows:
•	4.00 to 1.00 for each of the four quarter periods ended March 31, June 30 and September 30, 2009;

•	3.75 to 1.00 for each of the four quarter periods ended December 31, 2009, March 31, June 30 and September 30, 2010;

•	3.50 to 1.00 for each four quarter period thereafter;

COVANTA HOLDING COPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
•	maximum Covanta Energy capital expenditures incurred to maintain existing operating businesses of $100 million per fiscal year, subject to adjustment due to an acquisition by Covanta Energy; and

•	minimum Covanta Energy interest coverage ratio of 3.00 to 1.00, which measures Covanta Energy’s Adjusted EBITDA to its consolidated interest expense plus certain interest expense of ours, to the extent paid by Covanta Energy.
     Defaults under the Credit Facilities include:
•	non-payment of principal when due;

•	non-payment of any amount payable to an issuing bank in reimbursement of any drawing under a letter of credit when due;

•	non-payment of interest, fees or other amounts after a grace period of five days;

•	cross-default to material indebtedness;

•	violation of a covenant (subject, in the case of certain affirmative covenants, to a grace period of thirty days);

•	material inaccuracy of a representation or warranty when made;

•	bankruptcy events with respect to us, Covanta Energy or any material subsidiary or group of subsidiaries of Covanta Energy;

•	material judgments;

•	certain material ERISA events;

•	change of control (subject to exceptions for certain of our existing owners);

•	failure of subordination; and

•	actual or asserted invalidity of any guarantee or security document.
2007 Recapitalization
     During the first quarter of 2007, we completed a comprehensive recapitalization utilizing a series of equity and debt financings including the following transactions:
•	the refinancing of our previously existing credit facilities with new credit facilities, comprised of a $300 million revolving credit facility, a $320 million funded letter of credit facility, and a $650 million term loan (collectively referred to as the “Credit Facilities”);

•	an underwritten public offering of 6.118 million shares of our common stock, from which we received proceeds of approximately $136.6 million, net of underwriting discounts and commissions;

•	an underwritten public offering of approximately $373.8 million aggregate principal amount of Debentures, from which we received proceeds of approximately $364.4 million, net of underwriting discounts and commissions; and

•	the repayment, by means of a tender offer and redemptions, of approximately $611.9 million in aggregate principal amount of outstanding notes previously issued by certain of our intermediate subsidiaries.
     As a result of the recapitalization, we recognized a loss on extinguishment of debt of approximately $32.1 million, pre-tax, which was comprised of the write-down of deferred financing costs, tender premiums paid for the intermediate subsidiary debt, and a call premium paid in connection with previously existing financing arrangements. These amounts were partially offset by the write-down of unamortized premiums relating to the intermediate subsidiary debt and a gain associated with the settlement of our interest rate swap agreements.
     Debentures
     On January 31, 2007, we completed an underwritten public offering of $373.8 million aggregate principal amount of Debentures. This offering included Debentures sold pursuant to an over-allotment option which was exercised by the underwriters. The Debentures constitute our general unsecured senior obligations and will rank equally in right of payment with any future senior unsecured indebtedness. The Debentures are effectively junior to our existing and future secured indebtedness, including the Credit Facilities, to the extent of the value of the assets securing such indebtedness. The Debentures are not guaranteed by any of our subsidiaries and are effectively subordinated to all existing and future indebtedness and liabilities (including trade payables) of our subsidiaries.
     The Debentures bear interest at a rate of 1.00% per year, payable semi-annually in arrears, on February 1 and August 1 of each year, commencing on August 1, 2007 and will mature on February 1, 2027. Beginning with the six-month interest period commencing February 1, 2012, we will pay contingent interest on the Debentures during any six-month interest period in which the trading price of the Debentures measured over a specified number of trading days is 120% or more of the principal amount of the Debentures. When applicable, the contingent interest payable per $1,000 principal amount of Debentures will equal 0.25% of the average trading price of $1,000 principal amount of Debentures during the five trading days ending on the second trading day immediately preceding the first day of the applicable six-month interest period. The contingent interest feature in the Debentures is an embedded derivative

COVANTA HOLDING COPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
instrument. The first contingent cash interest payment period does not commence until February 1, 2012, and the fair market value for the embedded derivative was zero as of December 31, 2008.
     Under limited circumstances, prior to February 1, 2025, the Debentures are convertible by the holders into cash and shares of our common stock, if any, initially based on a conversion rate of 35.4610 shares of our common stock per $1,000 principal amount of Debentures, (which represents an initial conversion price of approximately $28.20 per share). Additionally, the terms of the Debentures require that under certain circumstances, such as an acquisition of us by a third party, the payment by us of a cash dividend on our common stock, or where a cash tender offer is made for our common stock, we are obligated to adjust the conversion rate applicable to the Debentures. This adjustment requirement constitutes a “contingent beneficial conversion feature” that is part of the Debentures. If such an adjustment were to occur, (i) the amount of the contingent beneficial conversion feature would be bifurcated from the Debentures, (ii) the liability recorded in our financial statements with respect to the Debentures would be reduced by the amount bifurcated, and (iii) the amount bifurcated would be recorded as a charge to interest expense and accreted to the Debenture liability over the remaining term of Debentures, or the conversion date of the Debentures, if earlier. In no event will the total number of shares of our common stock issuable upon conversion exceed 42.5531 per $1,000 principal amount of Debentures, or a maximum of 15,904,221 shares issuable.
     At our option, the Debentures are subject to redemption at any time on or after February 1, 2012, in whole or in part, at a redemption price equal to 100% of the principal amount of the Debentures being redeemed, plus accrued and unpaid interest (including contingent interest, if any). In addition, holders may require us to repurchase their Debentures on February 1, 2012, February 1, 2017 and February 1, 2022, in whole or in part, for cash at a repurchase price equal to 100% of the principal amount of the Debentures being repurchased, plus accrued and unpaid interest (including contingent interest, if any). The Debentures are also subject to repurchase by us, at the holder’s option, if a fundamental change occurs, for cash at a repurchase price equal to 100% of the principal amount of the Debentures, plus accrued and unpaid interest (including contingent interest, if any).
2006 Refinancing
     In May 2006, as a result of amendments to our financing arrangements existing at that time, we recognized a loss on extinguishment of debt of $6.8 million, pre-tax, which was comprised of the write-down of deferred financing costs and a call premium paid on extinguishment. On June 30, 2006, we utilized a new term loan commitment of $140 million on the first lien term loan facility to prepay $140 million under the second lien term loan facility.
Financing Costs
     All deferred financing costs are amortized to interest expense over the life of the related debt using the effective interest method. Amortization of deferred financing costs is included as a component of interest expense and was $3.7 million, $3.8 million, and $3.9 million for the years ended December 31, 2008, 2007, and 2006, respectively.
Note 7. Project Debt
     Project debt is presented below (in thousands):

	As of December 31,
	2008	2007
Project debt related to Service Fee structures
5.125-6.75% serial revenue bonds due 2009 through 2015	$173,252	$219,236
3.0-7.0% term revenue bonds due 2009 through 2022	186,413	204,702
Adjustable-rate revenue bonds due 2009 through 2019	68,220	100,610
7.322% other debt obligations due 2009 through 2020	38,053	54,345

Subtotal	465,938	578,893
Unamortized debt premium, net	8,168	14,385

Total Service Fee structure related project debt	474,106	593,278

Project debt related to Tip Fee structures
4.875-6.70% serial revenue bonds due 2009 through 2016	272,250	330,420
5.00-8.375% term revenue bonds due 2010 through 2019	267,900	269,095

Subtotal	540,150	599,515
Unamortized debt premium, net	12,078	16,568

Total Tip Fee structure related project debt	552,228	616,083

International project debt	52,036	70,914

Total project debt	1,078,370	1,280,275

COVANTA HOLDING COPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	As of December 31,
	2008	2007
Less current project debt (includes $7,887 and $10,711 of unamortized premium)	(198,034)	(195,625)

Noncurrent project debt	$880,336	$1,084,650

     Project debt associated with the financing of energy-from-waste facilities is arranged by municipal entities through the issuance of tax-exempt and taxable revenue bonds or other borrowings. For those facilities we own, that project debt is recorded as a liability on our consolidated financial statements. Generally, debt service for project debt related to Service Fee Structures is the primary responsibility of municipal entities, whereas debt service for project debt related to Tip Fee structures is paid by our project subsidiary from project revenue expected to be sufficient to cover such expense.
     Payment obligations for our project debt associated with energy-from-waste facilities are limited recourse to the operating subsidiary and non-recourse to us, subject to operating performance guarantees and commitments. These obligations are secured by the revenues pledged under various indentures and are collateralized principally by a mortgage lien and a security interest in each of the respective energy-from-waste facilities and related assets. As of December 31, 2008, such revenue bonds were collateralized by property, plant and equipment with a net carrying value of $2.2 billion and restricted funds held in trust of approximately $306 million.
     The interest rates on adjustable-rate revenue bonds are adjusted periodically based on current municipal-based interest rates. The average adjustable rate for such revenue bonds was 0.27% and 3.40% as of December 31, 2008 and 2007, respectively, and the average adjustable rate for such revenue bonds was 2.76% and 3.55% during 2008 and 2007 for the full year, respectively.
     International project debt includes the following obligations as of December 31, 2008:
•	$28.9 million due to financial institutions, of which $5.8 million is denominated in U.S. dollars and $23.1 million is denominated in Indian rupees, relating to the construction of a heavy fuel-oil fired diesel engine power plant in India and working capital debt relating to the operations of the project. The U.S. dollar debt bears a coupon rate at the three-month LIBOR, plus 4.5% (8.26% as of December 31, 2008). The outstanding Indian rupee debt borrowed for construction of the power plant is serviced at a floating rate of 11% as of December 31, 2008. The average coupon rate on the working capital debt was 12.3% in 2008. The construction related debt extends through 2011. The entire debt is non-recourse to us, and is secured by the project assets. The power off-taker failed to fund the escrow account or post the letter of credit required under the energy contract which failure constitutes a technical default under the project finance documents. The project lenders have not declared an event of default due to this matter and have permitted continued distributions of project dividends.

•	$23.1 million due to financial institutions relating to the construction of a second heavy fuel-oil fired diesel engine power plant in India and working capital debt relating to the operations of the project. The entire debt is denominated in Indian rupees. The construction related debt bears coupon rates ranging from 8.5% to 12.5% in 2008 and the average coupon rate on the working capital debt was 12% in 2008. The construction related debt extends through 2010. The entire debt is non-recourse to us and is secured by the project assets. The power off-taker failed to fund the escrow account or post the letter of credit required under the energy contract which failure constitutes a technical default under the project finance documents. The project lenders have not declared an event of default due to this matter and have permitted continued distributions of project dividends.
     As of December 31, 2008, we had one interest rate swap agreement related to domestic project debt that economically fixes the interest rate on certain adjustable-rate revenue bonds. For additional information related to this interest rate swap, see Note 19. Financial Instruments.
     The maturities of long-term project debt as of December 31, 2008 are as follows (in thousands):

									Total
								Less:	Noncurrent
	2009	2010	2011	2012	2013	Thereafter	Total	Current Portion	Project Debt
Debt	$190,147	$161,770	$121,040	$120,608	$108,364	$356,194	$1,058,123	$(190,147)	$867,976
Premium	7,887	5,325	2,945	1,952	1,171	967	20,247	(7,887)	12,360

Total	$198,034	$167,095	$123,985	$122,560	$109,535	$357,161	$1,078,370	$(198,034)	$880,336

Note 8. Equity Method Investments
     Our subsidiaries are party to joint venture agreements through which we have equity investments in several operating projects. The joint venture agreements generally provide for the sharing of operational control as well as voting percentages. We record our share of

COVANTA HOLDING COPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
earnings from our equity investees in equity in net income from unconsolidated investments in our consolidated statements of income.
     As of December 31, 2008 and 2007, investments in investees and joint ventures accounted for under the equity method were as follows (in thousands):

	Ownership		Ownership
	Interest as of		Interest as of
	December 31,		December 31,
	2008	2008	2007	2007
Ultrapower Chinese Station Plant (U.S.)(1)	55%	$4,446	55%	$4,880
South Fork Plant (U.S.)	50%	1,098	50%	1,141
Koma Kulshan Plant (U.S.)	50%	5,976	50%	6,059
Ambiente 2000 (Italy)	40%	658	40%	757
Haripur Barge Plant (Bangladesh)	45%	16,061	45%	13,982
Quezon Power (Philippines)	26%	45,439	26%	43,159
Sanfeng (China)	40%	12,217	40%	11,270
Guangzhou (China)(1)	40%	1,328	—	—
Chengdu (China)(1)	49%	15,730	—	—

Total investments		$102,953		$81,248

(1)	See Note 3. Acquisitions, Business Development and Dispositions for a discussion related to these equity investments.
     The unaudited combined results of operations and financial position of our equity method investments are summarized below (in thousands):

	2008	2007
Condensed Statements of Operations for the Years Ended December 31:
Revenues	$376,780	$331,230
Operating income	150,296	153,981
Net income	68,940	57,472
Company’s share of net income	23,583	22,196
Condensed Balance Sheets as of December 31:
Current assets	$214,295	$208,795
Noncurrent assets	790,157	792,166
Total assets	1,004,452	1,000,961
Current liabilities	119,551	158,201
Noncurrent liabilities	432,658	441,914
Total liabilities	552,209	600,115
Note 9. Income Taxes
     We file a federal consolidated income tax return with our eligible subsidiaries. Covanta Lake II, Inc. files outside of the consolidated return group. Our federal consolidated income tax return also includes the taxable results of certain grantor trusts described below.
     The components of income tax expense were as follows (in thousands):

	For the Years Ended December 31,
	2008	2007	2006
Current:
Federal	$(1,445)	$3,373	$(4,889)
State	17,189	15,186	15,196
Foreign	5,657	6,612	7,250

Total current	21,401	25,171	17,557
Deferred:
Federal	67,282	3,411	29,819
State	(3,998)	(4,213)	1,530
Foreign	(124)	114	(10,441)

Total deferred	63,160	(688)	20,908

Total income tax expense	$84,561	$24,483	$38,465

COVANTA HOLDING COPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     Domestic and foreign pre-tax income was as follows (in thousands):

	For the Years Ended December 31,
	2008	2007	2006
Domestic	$179,617	$110,513	$102,944
Foreign	17,282	22,123	19,284

Total	$196,899	$132,636	$122,228

     The effective income tax rate was 42.9% and 18.5% for the year ended December 31, 2008 and 2007, respectively. The increase in the effective tax rate for the year ended December 31, 2008, compared to the year ended December 31, 2007, is primarily related to taxes associated with the wind down of the grantor trusts and additional liability for uncertain tax positions in 2008, and the tax benefit resulting from the release of valuation allowance from previously unrecognized federal and state net operating loss carryforwards (“NOLs”) in 2007.
     We recognize benefits from a foreign tax holiday in India. The Samalpatti and Madurai project companies began taking advantage of a tax holiday under Indian law in April of 2005. The Indian tax holiday permits the companies to use the alternative tax rate, currently approximately 11%, for a 10 year period.
     The aggregate benefit and affect on diluted earnings per share was as follows (in thousands):

	For the Years Ended December 31,
	2008	2007	2006
Aggregate benefit	$3,257	$4,433	$4,092
Affect on diluted EPS	$0.02	$0.03	$0.03
     A reconciliation of our income tax expense at the federal statutory income tax rate of 35% to income tax expense at the effective tax rate is as follows (in thousands):

	For the Years Ended December 31,
	2008	2007	2006
Income tax expense at the federal statutory rate	$68,915	$46,423	$42,780
State and other tax expense	9,926	7,797	12,296
Change in valuation allowance	10,610	(34,968)	(10,319)
Grantor trust (loss) income	(104,443)	5,580	6,210
Subpart F income and foreign dividends	1,491	90	2,328
Taxes on foreign earnings	(524)	(1,132)	(9,531)
Production tax credits	(8,529)	(4,525)	(3,158)
Expiration of tax attributes	—	5,977	—
Liability for uncertain tax positions	107,156	898	—
Other, net	(41)	(1,657)	(2,141)

Total income tax expense	$84,561	$24,483	$38,465

     We had consolidated federal NOLs estimated to be approximately $591 million for federal income tax purposes as of the end of 2008. These consolidated federal NOLs will expire, if not used, in the following amounts in the following years (in thousands):

Amount of
Carryforward
Expiring
2009	$18,435
2010	23,600
2011	19,755
2012	38,255
2019	33,635
2022	26,931
2023	108,331
2024	212
2025	203
2026	260
2027	391

COVANTA HOLDING COPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Amount of
Carryforward
Expiring
2028	321,449

$591,457

     In addition to the consolidated federal NOLs, we have state NOL carryforwards of $119.7 million, which expire between 2012 and 2027, capital loss carryforwards of $69.0 million expiring in 2009, additional federal credit carryforwards of $32.7 million, and state credit carryforwards of $0.8 million. These deferred tax assets are offset by a valuation allowance of $34.3 million.
     As of December 31, 2008, we had a valuation allowance of $44.1 million on deferred tax assets. During 2008, we increased our valuation allowance by $10.6 million related to capital losses, state NOLs, and a deferred tax asset established for certain deductions from the grantor trust. As of December 31, 2007, the reduction in the valuation allowance of $35.0 million primarily included a $31.4 million adjustment related to NOLs that were due to expire and were able to be utilized as a reduction to income tax expense. The remaining reduction in 2007 of the valuation allowance of $3.6 million related to previously unrecognized federal and state NOLs for our unconsolidated subsidiary Covanta Lake II, Inc.
     During 2006, we reduced our valuation allowance by $22.8 million. The reduction primarily included a net $13.0 million adjustment to the goodwill associated with the acquisition of ARC Holdings, since the facts and circumstances associated with these items existed as of the date of the ARC Holdings acquisition, and if not for the ARC Holdings acquisition we would not have been able to make the conclusion that it was “more likely than not” that these deferred tax assets would be realized, and $10.3 million that was a reduction to income tax expense.
     The tax effects of temporary differences that give rise to the deferred tax assets and liabilities are presented as follows (in thousands):

	As of December 31,
	2008	2007
Deferred Tax Assets:
Loss reserve discounting	$(1,568)	$926
Capital loss carryforward	24,149	24,048
Net operating loss carryforwards	104,730	101,466
Accrued expenses	30,601	37,844
Tax basis in bond and other costs	16,725	10,819
Deferred tax assets attributable to Covanta Lake II, Inc.	5,259	5,713
Deferred tax assets attributable to pass-through entities	9,869	84,368
Other	5,535	18,115
AMT and other credit carryforwards	32,750	23,055

Total gross deferred tax asset	228,050	306,354
Less: valuation allowance	(44,089)	(33,246)

Total deferred tax asset	183,961	273,108

Deferred Tax Liabilities:
Unbilled accounts receivable	5,713	24,779
Property, plant and equipment	465,027	553,359
Intangible assets	68,593	35,583
Deferred tax liabilities attributable to pass-through entities	104,564	43,382
Capitalized interest	43,953	42,734
Other, net	7,782	19,238

Total gross deferred tax liability	695,632	719,075

Net deferred tax liability	$(511,671)	$(445,967)

     Deferred tax liabilities were increased by approximately $68 million in 2008 associated with the purchase of ARC Holdings in 2005 for certain tax effects identified during the tax liquidation of the underlying partnership interests, accordingly the offset was reflected as an adjustment to goodwill. Deferred tax assets were increased by approximately $65 million in 2008 associated with the tax basis step-up resulting from the purchase in 2006 of the minority interests in Covanta Onondaga, L.P. The offset to this was reflected as a reduction to property, plant and equipment.
     During 2006, we adopted the permanent reinvestment exception under APB 23 whereby we will no longer provide for deferred taxes on the undistributed earnings of our international subsidiaries. We intend to permanently reinvest our international earnings outside of the United States in our existing international operations and in any new international business which may be developed or acquired. As a result of the adoption of APB 23, we recognized a benefit of $10.0 million in 2006 associated with the reversal of deferred taxes accrued on unremitted earnings of international affiliates in prior periods. This policy resulted in an unrecognized

COVANTA HOLDING COPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
deferred tax liability of approximately $32.7 million and $24.7 million as of December 31, 2008 and 2007, respectively. Cumulative undistributed foreign earnings for which United States taxes were not provided were included in consolidated retained earnings in the amount of approximately $94.8 million and $71.9 million as of December 31, 2008 and 2007, respectively.
     Deferred tax assets relating to tax benefits of employee stock option grants have been reduced to reflect exercises in the calendar year ended December 31, 2007. Some exercises resulted in tax deductions in excess of previously recorded benefits based on the option value at the time of grant (a “windfall”). Although these additional tax benefits or windfalls were reflected in the NOLs, pursuant to SFAS 123R, the additional tax benefit associated with the windfall is not recognized until the deduction reduces taxes payable. Accordingly, since the tax benefit does not reduce our current taxes payable in 2008 due to the NOLs, these windfall tax benefits were not reflected in our NOLs in the deferred tax assets for 2008 and 2007. Windfalls included in NOLs but not reflected in deferred tax assets were $14.4 million and $10.0 million for 2008 and 2007, respectively.
     Effective January 1, 2007, we adopted the provisions of FIN 48. This interpretation is intended to increase the relevancy and comparability of financial reporting by clarifying the way companies account for uncertainty in income taxes. FIN 48 prescribes a consistent recognition threshold and measurement attribute, as well as clear criteria for subsequently recognizing, derecognizing and measuring such tax positions for financial statement purposes. The cumulative effect of applying the provisions of this interpretation was a $2.2 million decrease to our opening balance retained earnings in 2007, which was comprised of an increase of $5.5 million to the liability for uncertain tax positions, a $16.4 million increase to deferred tax assets, and a $13.1 million decrease to property, plant and equipment.
     A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (in thousands):

Balance as of January 1, 2007	$24,483
Additions based on tax positions related to the current year	500
Additions for tax positions of prior years	398
Reductions for tax positions of prior years	—
Settlements	—

Balance at December 31, 2007	$25,381

Additions based on tax positions related to the current year	109,956
Additions for tax positions of prior years	717
Reductions for lapse in applicable statute of limitations	(280)
Reductions for tax positions of prior years	(3,237)

Balance at December 31, 2008	$132,537

     The liability for uncertain tax positions, exclusive of interest and penalties, was $132.5 million and $25.4 million as of December 31, 2008 and 2007, respectively. Included in the balance of uncertain tax benefits as of December 31, 2008 and 2007 are potential benefits of $114.8 million and $2.5 million, respectively, that, if recognized, would affect the effective tax rate. The liability for uncertain tax positions may decrease by approximately $22.7 million in the next 12 months with respect to the expiration of statutes.
     We record interest accrued on liabilities for uncertain tax positions and penalties as part of the tax provision under FIN 48. For the year ended December 31, 2008 and 2007, we recognized $0.5 million and $0.9 million, respectively, of interest on liabilities for uncertain tax positions. As of December 31, 2008 and 2007, we had accrued interest and penalties associated with liabilities for uncertain tax positions of $8.1 million and $7.6 million, respectively.
     As issues are examined by the Internal Revenue Service (“IRS”) and state auditors, we may decide to adjust the existing FIN 48 liability for issues that were not deemed an exposure at the time we adopted FIN 48. Accordingly, we will continue to monitor the results of audits and adjust the liability as needed. Federal income tax returns for Covanta Energy are closed for the years through 2003. However, to the extent NOLs are utilized from earlier years, federal income tax returns for Covanta Holding Corporation, formerly known as Danielson Holding Corporation, are still open. The tax returns of our subsidiary ARC Holdings are open for federal audit for the tax return years of 2004 and forward, and are currently the subject of an IRS examination. This examination is related to ARC Holdings’ refund requests related to NOL carryback claims from tax years prior to our acquisition of ARC Holdings in 2005 that require Joint Committee approval. State income tax returns are generally subject to examination for a period of three to five years after the filing of the respective return. The state impact of any federal changes remains subject to examination by various states for a period of up to one year after formal notification to the states. We have various state income tax returns in the process of examination, administrative appeals or litigation.
     Our NOLs predominantly arose from our predecessor insurance entities (which were subsidiaries of our predecessor, which was formerly named Mission Insurance Group, Inc., “Mission”). These Mission insurance entities have been in state insolvency proceedings in California and Missouri since the late 1980’s. The amount of NOLs available to us will be reduced by any taxable

COVANTA HOLDING COPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
income or increased by any taxable losses generated by current members of our consolidated tax group, which include grantor trusts associated with the Mission insurance entities.
     In January 2006, we executed agreements with the California Commissioner of Insurance (the “California Commissioner”), who administers the majority of the grantor trusts, regarding the final administration and conclusion of such trusts. The agreements, which were approved by the California state court overseeing the Mission insolvency proceedings (the “Mission Court”), settle matters that had been in dispute regarding the historic rights and obligations relating to the conclusion of the grantor trusts. These include the treatment of certain claims against the grantor trusts which are entitled to distributions of an aggregate of 1,572,625 shares of our common stock issued to the California Commissioner in 1990 under existing agreements entered into at the inception of the Mission insurance entities’ reorganization. In connection with these agreements and in order to facilitate the orderly conclusion of the grantor trust estates, the distribution of such stock and the settlement of the related disputes, we paid an aggregate amount equal to approximately $9.14 million to the California Commissioner. Additionally, we reimbursed an additional $1.175 million to the California Commissioner’s Conservation and Liquidation Office in 2006 related to expenses associated with these agreements.
     Pursuant to a claims evaluation process that we administered pursuant to such agreements with, and overseen by, the Conservation and Liquidation Office, all claim holders entitled to receive distributions of shares of our common stock from the California Commissioner were identified. As a result of this process, approximately $1.135 billion in claims were approved pursuant to orders of the Mission Court. As part of the wind down process and final claims evaluation by the Conservation and Liquidation Office, and in accordance with the parties’ contractual obligations and the requirements of the Internal Revenue Code governing such exchanges of stock for debt, the California Commissioner distributed shares of our common stock in settlement of these claims. This distribution, which is among the final steps necessary to conclude the insolvency cases relating to the trusts being administered by the California Commissioner, was conducted in December 2008 pursuant to orders of the Mission Court. These events resulted in our recognition of $515 million of additional NOLs in 2008, or a deferred tax asset of $180 million. Of this $180 million deferred tax asset, $111 million was previously recognized on the balance sheet either in December 2006 or September 2008.
     We have discussed with the Director of the Division of Insurance of the State of Missouri (the “Missouri Director”), who administers the balance of the grantor trusts relating to the Mission Insurance entities, similar arrangements for distribution of the remaining 154,756 shares of our common stock by the Missouri Director to claimants of the Missouri grantor trusts. Given the claims activity relating to the Missouri grantor trusts, and the lack of disputed matters with the Missouri Director, we do not expect to enter into additional or amended contractual arrangements with the Missouri Director with respect to the final administration of the Missouri grantor trusts or the related distribution by the Missouri Director of shares of our common stock.
     While we cannot predict with certainty what amounts, if any, may be includable in taxable income as a result of the final administration of these grantor trusts, substantial actions toward such final administration have been taken and we believe that neither arrangements with the California Commissioner nor the final administration by the Missouri Director will result in a material reduction in available NOLs.
Note 10. Amortization of Waste, Service and Energy Contracts
     Waste, Service and Energy Contracts
     The vast majority of our waste, service and energy contracts were valued in March 2004 and June 2005 related to the acquisitions of Covanta Energy and ARC Holdings, respectively. Intangible assets and liabilities are recorded at their estimated fair market values based upon discounted cash flows.
     Amortization for the “above market” waste, service and energy contracts and “below market” waste and energy contracts was calculated using the straight-line method. The remaining weighted-average contract life is approximately 9 years for both the “above market” waste, service and energy contracts and “below market” waste and energy contracts.
     Waste, Service and Energy contracts consisted of the following (in thousands):

		As of December 31, 2008			As of December 31, 2007
		Gross			Gross
	Useful	Carrying	Accumulated		Carrying	Accumulated
	Life	Amount	Amortization	Net	Amount	Amortization	Net
Waste, service and energy contracts (asset)	1 — 20 years	$406,556	$183,159	$223,397	$405,794	$137,441	$268,353
Waste and service contracts (liability)	1 — 14 years	$(156,705)	$(42,173)	$(114,532)	$(159,575)	$(29,111)	$(130,464)

COVANTA HOLDING COPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     The following table details the amount of the actual/estimated amortization expense and contra-expense associated with these intangible assets and liabilities as of December 31, 2008 included or expected to be included in our statements of income for each of the years indicated (in thousands):

	Waste, Service and
	Energy Contracts	Waste and Service
	(Amortization	Contracts
	Expense)	(Contra-Expense)
Year ended December 31, 2008	$45,718	$(13,062)

2009	$42,302	$(13,178)
2010	29,864	(12,721)
2011	26,740	(12,408)
2012	24,647	(12,412)
2013	21,037	(12,390)
Thereafter	78,807	(51,423)

Total	$223,397	$(114,532)

Note 11. Other Intangible Assets and Goodwill
     Other Intangible Assets
     Other intangible assets consisted of the following (in thousands):

		As of December 31, 2008			As of December 31, 2007
		Gross			Gross
		Carrying	Accumulated		Carrying	Accumulated
	Useful Life	Amount	Amortization	Net	Amount	Amortization	Net
Lease interest and other	10 — 21 years	$73,848	$10,739	$63,109	$72,235	$7,598	$64,637
Landfill	5 years	17,985	7,329	10,656	17,985	5,198	12,787

Total amortizable intangible assets		91,833	18,068	73,765	90,220	12,796	77,424
Other intangibles	Indefinite	9,566	—	9,566	11,530	—	11,530

Intangible assets, net		$101,399	$18,068	$83,331	$101,750	$12,796	$88,954

     The following table details the amount of the actual/estimated amortization expense associated with other intangible assets as of December 31, 2008 included or expected to be included in our statements of income for each of the years indicated (in thousands):

	2009	2010	2011	2012	2013	Thereafter	Total
Annual Remaining Amortization	$5,231	$5,231	$5,231	$5,231	$5,231	$47,610	$73,765
     Amortization Expense related to other intangible assets was $5.3 million, $5.2 million and $5.7 million for the years ended December 31, 2008, 2007 and 2006. Lease interest amortization is recorded as rent expense in plant operating expenses and was $3.0 million for each of the years ended December 31, 2008, 2007, and 2006.
     Goodwill
     Goodwill was $195.6 million and $127.0 million as of December 31, 2008 and 2007, respectively. Goodwill represents the total consideration paid in excess of the fair value of the net tangible and identifiable intangible assets acquired and the liabilities assumed in acquisitions in accordance with the provisions of SFAS 142. Goodwill has an indefinite life and is not amortized but is to be reviewed for impairment under the provisions of SFAS 142. We performed the required annual impairment review of our recorded goodwill for reporting units using a discounted cash flow approach as of October 1, 2007 and determined that no goodwill was impaired. As of December 31, 2008, goodwill of approximately $25.4 million is deductible for federal income tax purposes.
     The following table details the changes in carrying value of goodwill for the years ended December 31, 2008 and 2007 (in thousands):

Total
Balance as of December 31, 2006	$91,282
Decrease to federal tax receivable associated with opening balance sheet adjustments for the ARC Holdings acquisition	2,127
Goodwill related to the Central Valley acquisition	22,889
Goodwill related to the Westchester County transfer stations acquired	896

COVANTA HOLDING COPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Total
Goodwill related to the EnergyAnswers acquisition	9,833

Balance as of December 31, 2007	$127,027

Increase to net deferred tax liabilities related to the deferred tax impact recognized on tax liquidation of ARC Holdings partnerships (Note 9)	67,929
Purchase price adjustment related to the Central Valley acquisition	269
Purchase price adjustment related to the Westchester County transfer stations acquired	578
Purchase price adjustment related to the EnergyAnswers acquisition	(186)

Balance as of December 31, 2008	$195,617

Note 12. Supplementary Financial Information
     Revenues and Unbilled Service Receivables
     The following table summarizes the components of waste and service revenues for the periods presented below (in thousands):

	For the Years Ended December 31,
	2008	2007	2006
Waste and service revenues unrelated to project debt	$836,115	$764,560	$711,832
Revenue earned explicitly to service project debt-principal	72,229	69,163	69,097
Revenue earned explicitly to service project debt-interest	26,183	30,673	36,704

Total waste and service revenues	$934,527	$864,396	$817,633

     Under some of our service agreements, we bill municipalities fees to service project debt (principal and interest). The amounts billed are based on the actual principal amortization schedule for the project bonds. Regardless of the amounts billed to client communities relating to project debt principal, we recognize revenue earned explicitly to service project debt principal on a levelized basis over the term of the applicable agreement. In the beginning of the agreement, principal billed is less than the amount of levelized revenue recognized related to principal and we record an unbilled service receivable asset. At some point during the agreement, the amount we bill will exceed the levelized revenue and the unbilled service receivable begins to reduce, and ultimately becomes nil at the end of the contract.
     In the final year(s) of a contract, cash is utilized from debt service reserve accounts to pay remaining principal amounts due to project bondholders and such amounts are no longer billed to or paid by municipalities. Generally, therefore, in the last year of the applicable agreement, little or no cash is received from municipalities relating to project debt, while our levelized service revenue continues to be recognized until the expiration date of the term of the agreement.
     During the quarter ended December 31, 2008, Stanislaus County, California, our client community at our Stanislaus energy-from-waste facility, redeemed the remaining outstanding project debt associated with that facility for $21.3 million ($7.4 million was payable in January 2009 and $13.9 million was payable in January 2010). The payment was made from the debt service reserve fund, amounts restricted for debt service and the additional funds received from the municipality.
     Other Operating Expenses
     The components of other operating expenses are as follows (in thousands):

	For the Years Ended December 31,
	2008	2007	2006
Construction costs	$50,611	$55,675	$2,476
Insurance subsidiary operating expenses	12,641	10,699	10,435
Proceeds related to insurance recoveries	(3,934)	(1,909)	(4,855)
Loss on the retirement of fixed assets	7,475	1,940	305
Unrealized/realized foreign exchange loss (gain)	1,899	(1,719)	(587)
Proceeds received for distributions and settlements related to the reorganization of Covanta Energy	—	—	(2,600)
Other	(1,991)	(4,047)	(2,580)

Total other operating expenses	$66,701	$60,639	$2,594

COVANTA HOLDING COPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     Semass Fire
     On March 31, 2007, our SEMASS energy-from-waste facility located in Rochester, Massachusetts experienced a fire in the front-end receiving portion of the facility. Damage was extensive to this portion of the facility and operations at the facility were suspended completely for approximately 20 days. As a result of this loss, we recorded an asset impairment of $17.3 million, pre-tax, which represented the net book value of the assets destroyed.
     The cost of repair or replacement, and business interruption losses, are insured under the terms of applicable insurance policies, subject to deductibles. Insurance recoveries were recorded as insurance recoveries, net of write-down of assets where such recoveries relate to repair and reconstruction costs, or as a reduction to plant operating expenses where such recoveries relate to other costs or business interruption losses. We recorded insurance recoveries in our consolidated statements of income and received cash proceeds in settlement of these claims as follows (in millions):

	Insurance Recoveries
	Recorded		Cash Proceeds Received
	For the Years Ended December 31,
	2008	2007	2008	2007
Repair and reconstruction costs (Insurance recoveries, net of write-down of assets)	$8.3	$17.3	$16.2	$9.4
Clean-up costs (reduction to Plant operating expenses)	$—	$2.7	$—	$2.7
Business interruption losses (reduction to Plant operating expenses)	$5.2	$2.0	$7.2	$—
     Selected Supplementary Balance Sheet Information
     Selected supplementary balance sheet information is as follows (in thousands):

	As of December 31,
	2008	2007
Interest rate swap (Note 19)	$13,984	$8,913
Contract acquisition costs	10,351	8,569
Reinsurance recoverable on unpaid losses	9,155	10,035
Deferred financing costs	10,191	14,143
Spare parts	16,631	16,048
Other noncurrent receivables	21,121	14,838
Restricted funds for pre-petition tax liabilities	20,419	19,997
Prepaid expenses	27,655	11,131
Other	10,037	8,880

Total Other Noncurrent Assets	$139,544	$112,554

Interest payable	$16,328	$20,676
Deferred income taxes	17,752	—
Payroll and payroll taxes	33,840	29,853
Accrued liabilities to client communities	46,245	75,528
Operating expenses	68,420	79,135
Other	32,461	28,808

Total Accrued Expenses and Other Current Liabilities	$215,046	$234,000

Deferred revenue	$4,345	$4,931
Interest rate swap (Note 19)	13,984	8,913
Benefit obligations (Note 16)	35,110	17,360
Asset retirement obligations (Note 1)	25,911	24,556
Tax liabilities for uncertain tax positions (Note 9)	33,965	33,041
Insurance loss and loss adjustment reserves (Note 1)	29,362	32,436
Other	23,204	20,503

Total Other Noncurrent Liabilities	$165,881	$141,740

Note 13. Investments
     Effective January 1, 2008, we adopted SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115” (“SFAS 159”), but did not elect to apply the fair value option to any of our eligible financial assets and liabilities.

COVANTA HOLDING COPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     Effective January 1, 2008, we adopted SFAS No. 157, “Fair Value Measurements” (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. This statement did not require any new fair value measurements.
     The insurance subsidiaries’ fixed maturity debt and equity securities portfolio are classified as “available-for-sale” and are carried at fair value. Investment securities that are traded on a national securities exchange are stated at the last reported sales price on the day of valuation. Changes in fair value are credited or charged directly to AOCI in the consolidated statements of equity as unrealized gains or losses, respectively. Investment gains or losses realized on the sale of securities are determined using the specific identification method. Realized gains and losses are recognized in the consolidated statements of income based on the amortized cost of fixed maturities and cost basis for equity securities on the date of trade, subject to any previous adjustments for “other than temporary” declines. Other investments, such as investments in companies in which we do not have the ability to exercise significant influence, are carried at the lower of cost or estimated realizable value. See Note 1. Organization and Summary of Significant Accounting Policies and Note 19. Financial Instruments for a summary of related accounting policies.
     The cost or amortized cost, unrealized gains, unrealized losses and fair value of our investments categorized by type of security, were as follows (in thousands):

	As of December 31, 2008
	Cost or	Unrealized	Unrealized	Fair
	Amortized Cost	Gain	Loss	Value
Current investments:
Fixed maturities	$300	$—	$—	$300
Equity securities — insurance business	760	62	30	792

Total current investments	$1,060	$62	$30	$1,092

Noncurrent investments:
Fixed maturities — insurance business:
U.S. government/Agency	$17,897	$329	$19	$18,207
Mortgage-backed	4,183	27	26	4,184
Corporate	4,540	—	194	4,346

Total fixed maturities — insurance business	26,620	356	239	26,737
Investment at cost — international business	3,437	—	—	3,437
Mutual and bond funds	1,404	—	433	971

Total noncurrent investments	$31,461	$356	$672	$31,145

	As of December 31, 2007
	Cost or	Unrealized	Unrealized	Fair
	Amortized Cost	Gain	Loss	Value
Current investments:
Fixed maturities	$2,495	$—	$—	$2,495
Equity securities — insurance business	909	231	30	1,110

Total current investments	$3,404	$231	$30	$3,605

Noncurrent investments:
Fixed maturities — insurance business:
U.S. government/Agency	$14,750	$70	$7	$14,813
Mortgage-backed	5,707	3	140	5,570
Corporate	5,881	8	12	5,877

Total fixed maturities — insurance business	26,338	81	159	26,260
Investment at cost — international business	3,437	—	—	3,437
Mutual and bond funds	2,225	24	—	2,249

Total noncurrent investments	$32,000	$105	$159	$31,946

     The following table sets forth a summary of temporarily impaired investments held by our insurance subsidiary (in thousands):

	As of December 31,		As of December 31,
	2008		2007
	Fair	Unrealized	Fair	Unrealized
Description of Investments	Value	Losses	Value	Losses
U.S. Treasury and other direct U.S. Government obligations	$2,841	$19	$4,718	$7
Federal agency mortgage backed securities	1,547	26	5,419	140
Corporate bonds	3,996	194	4,148	12

Total fixed maturities	8,384	239	14,285	159
Equity securities	307	30	240	30

Total temporarily impaired investments	$8,691	$269	$14,525	$189

COVANTA HOLDING COPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     Of the fixed maturity investments noted above, 16% were acquired between June 30, 2002 and December 31, 2004 during an historic low interest rate environment and are investment grade securities rated A or better. The number of U.S. Treasury and federal agency obligations, mortgage backed securities, and corporate bonds temporarily impaired are 2, 4, and 5 respectively. As of December 31, 2008, all of the temporarily impaired fixed maturity investments with a fair value of $8.4 million had maturities greater than 12 months.
     Our fixed maturities held by our insurance subsidiary include mortgage-backed securities and collateralized mortgage obligations, collectively (“MBS”) representing 15.6%, and 21.6% of the total fixed maturities at years ended December 31, 2008 and 2007, respectively. Our MBS holdings are issued by the Federal National Mortgage Association (“FNMA”) or the Federal Home Loan Mortgage Corporation (“FHLMC”), both of which are rated “AAA” by Moody’s Investors Services. MBS and callable bonds, in contrast to other bonds, are more sensitive to market value declines in a rising interest rate environment than to market value increases in a declining interest rate environment.
     The expected maturities of noncurrent fixed maturity securities held by our insurance subsidiary, by amortized cost and fair value are shown below (in thousands):

	As of December 31, 2008
	Amortized Cost	Fair Value
Available-for-sale:
One year or less	$4,624	$4,648
Over one year to five years	21,845	21,939
Over five years to ten years	151	150
More than ten years	—	—

Total fixed maturities	$26,620	$26,737

     The following reflects the change in net unrealized (loss) gain on available-for-sale securities included as a separate component of accumulated AOCI in stockholders’ equity (in thousands):

	For the Years Ended
	December 31,
	2008	2007	2006
Fixed maturities, net	$195	$747	$331
Equity securities, net	(169)	(59)	130
Mutual and bond funds	(433)	24	98

Change in net unrealized (loss) gain on investments	$(407)	$712	$559

     The components of net unrealized (loss) gain on available-for-sale securities consist of the following (in thousands):

	For the Years Ended
	December 31,
	2008	2007	2006
Net unrealized holding (loss) gain on available-for-sale securities arising during the period	$(543)	$698	$777
Reclassification adjustment for net realized losses (gains) on available-for-sale securities included in net income	136	14	(218)

Net unrealized (loss) gain on available-for-sale securities	$(407)	$712	$559

     Net realized investment (losses) gains are as follows for our insurance subsidiary (in thousands):

	For the Years Ended
	December 31,
	2008	2007	2006
Net realized investment (loss) gain
Fixed maturities	$22	$(75)	$(96)
Equity securities	(158)	61	314

Net realized investment (loss) gain	$(136)	$(14)	$218

COVANTA HOLDING COPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     Net investment income earned on our fixed maturity and equity securities portfolio was as follows (in thousands):

	For the Years Ended
	December 31,
	2008	2007	2006
Holding Company
Fixed maturities	$—	$—	$—
Short-term investments	481	4,360	2,318

Net investment income — holding company	$481	$4,360	$2,318

Insurance business
Fixed maturities	$936	$1,196	$1,582
Dividend income	46	61	81
Other, net	196	371	183

Total investment income	1,178	1,628	1,846
Less: investment expense	177	172	211

Net investment income — insurance business	$1,001	$1,456	$1,635

     The insurance business, in compliance with state insurance laws and regulations, had securities with a fair value of approximately $16.7 million and $17.1 million as of the years ended December 31, 2008 and 2007, respectively, on deposit with various states or governmental regulatory authorities. In addition, as of the years ended December 31, 2008 and 2007, the insurance business had investments with a fair value of $9.0 million and $6.6 million, respectively, held in trust or as collateral under the terms of certain reinsurance treaties and letters of credit.
Note 14. Property, Plant and Equipment, net
     Property, plant and equipment consisted of the following (in thousands):

		As of December 31,
	Useful Lives	2008	2007
Land		$22,999	$23,967
Facilities and equipment	3-37 years	3,043,124	2,999,718
Landfills		42,091	26,574
Construction in progress		36,858	46,850

Total		3,145,072	3,097,109
Less: accumulated depreciation and amortization		(615,037)	(476,602)

Property, plant, and equipment — net		$2,530,035	$2,620,507

     Depreciation and amortization expense related to property, plant and equipment amounted to $164.1 million, $162.0 million, and $156.9 million for the years ended December 31, 2008, 2007 and 2006, respectively.
Note 15. Leases
     Leases are primarily operating leases for leaseholds on energy-from-waste facilities and independent power projects, as well as for trucks and automobiles, and machinery and equipment. Some of these operating leases have renewal options. Expense under operating leases was $30.9 million, $29.8 million, and $26.8 million for the years ended December 31, 2008, 2007 and 2006, respectively.
     The following is a schedule, by year, of future minimum rental payments required under operating leases that have initial or remaining non-cancelable lease terms in excess of one year as of December 31, 2008 (in thousands):

	2009	2010	2011	2012	2013	Thereafter	Total
Future Minimum Rental Payments	$57,580	$49,506	$40,444	$33,390	$27,151	$157,961	$366,032
Non-Recourse Portion of Future Minimum Rental Payments	$23,065	$23,362	$23,571	$23,611	$18,005	$102,108	$213,722
     Future minimum rental payment obligations include $213.7 million of future non-recourse rental payments that relate to energy-from-waste facilities. Of this amount $126.7 million is supported by third-party commitments to provide sufficient service revenues to meet such obligations. The remaining $87.0 million is related to an energy-from-waste facility at which we serve as the operator and directly market one half of the facility’s disposal capacity. This facility currently generates sufficient revenues from short-, medium-,

COVANTA HOLDING COPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
and long-term contracts to meet rental payments. We anticipate renewing the contracts or entering into new contracts to generate sufficient revenues to meet remaining future rental payments.
     Covanta Delaware Valley, L.P. (“Delaware Valley”) leases a facility pursuant to an operating lease that expires in July 2019. In certain default circumstances under such lease, Delaware Valley becomes obligated to pay a contractually specified “stipulated loss” value that declines over time and was approximately $134.4 million as of December 31, 2008.
     Electricity and steam sales include lease income of approximately $240.2 million, $139.6 million, and $95.9 million for the years ended December 31, 2008, 2007, and 2006, respectively, related to two Indian and one Chinese power project that were deemed to be operating lease arrangements under EITF No. 01-08, “Determining Whether an Arrangement Contains a Lease” (“EITF 01-08”). These amounts represent contingent rentals because the lease payments for each facility depend on a factor directly related to the future use of the leased property. The output deliverable and capacity provided by our two Indian facilities have each been purchased by a single party under long-term power purchase agreements which expire in 2016. The electric power and steam off-take arrangements and maintenance agreement for one of our Chinese coal facilities were also with a single party. In June 2006, we sold our ownership interest in this Chinese coal facility.
     Property, plant and equipment accounted for as leased to others under EITF 01-08 consisted of the following (in thousands):

	As of December 31,
	2008	2007
Land	$24	$43
Energy facilities	61,077	91,207
Buildings, machinery and improvements	5,961	9,362

Total	67,062	100,612
Less: accumulated depreciation and amortization	(23,222)	(35,994)

Property, plant, and equipment — net	$43,840	$64,618

Note 16. Employee Benefit Plans
     We sponsor various retirement plans covering the majority of our domestic employees and retirees, as well as other post-retirement benefit plans for a small number of domestic retirees that include healthcare benefits and life insurance coverage. Domestic employees not participating in our retirement plans generally participate in retirement plans offered by collective bargaining units of which these employees are members. The majority of our international employees participate in defined benefit or defined contribution retirement plans as required or available in accordance with local laws.
     Defined Contribution Plans
     Substantially all of our domestic employees are eligible to participate in the defined contribution plans we sponsor. The defined contribution plans allow employees to contribute a portion of their compensation on a pre-tax basis in accordance with specified guidelines. We match a percentage of employee contributions up to certain limits. We also provide a company contribution to the defined contribution plans for eligible employees. Our costs related to all defined contribution plans were $13.0 million, $12.2 million and $11.0 million for the years ended December 31, 2008, 2007 and 2006, respectively.
     Pension and Postretirement Benefit Obligations
     Effective December 31, 2005, we froze the defined benefit pension plan for domestic employees who do not participate in retirement plans offered by collective bargaining units. All active employees who were eligible participants in the defined benefit pension plan, as of December 31, 2005, became 100% vested and have a non-forfeitable right to these benefits as of such date.
     Our pension and other postretirement benefit plans are accounted for in accordance with SFAS 158, which require costs and the related obligations and assets arising from the pension and other postretirement benefit plans to be accounted for based on actuarially-determined estimates. Upon the adoption of SFAS 158 in December 2006, we recognized a net gain of $2.5 million, $1.7 million net of deferred tax, in AOCI to reflect the funded status of the pension and postretirement benefit obligations.
     On an annual basis, we evaluate the assumed discount rate and expected return on assets used to determine pension benefit and other postretirement benefit obligations. The discount rate is determined based on the timing of future benefit payments and expected rates

COVANTA HOLDING COPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
of return currently available on high quality fixed income securities whose cash flows match the timing and amount of future benefit payments of the plan.
•	Based on this evaluation for the year ended December 31, 2007, we increased the discount rate assumption for benefit obligations from 5.75% as of December 31, 2006 to 6.50% as of December 31, 2007. We recorded a pension plan liability equal to the amount by which the present value of the projected benefit obligations (using a discount rate of 6.50%) exceeded the fair value of pension assets as of December 31, 2007. We recognized a net actuarial gain of $14.5 million, $9.4 million net of deferred tax, in AOCI during the year ended December 31, 2007.

•	Based on this evaluation for the year ended December 31, 2008, we decreased the discount rate assumption for benefit obligations from 6.50% as of December 31, 2007 to 6.25% as of December 31, 2008. We recorded a pension plan liability equal to the amount by which the present value of the projected benefit obligations (using a discount rate of 6.25%) exceeded the fair value of pension assets as of December 31, 2008. We recognized a net actuarial loss of $20.0 million, $13.2 million net of deferred tax, in AOCI during the year ended December 31, 2008.
     The following table is a reconciliation of the changes in the benefit obligations and fair value of assets for our defined benefit pension and other postretirement benefit plans, the funded status (using a December 31 measurement date) of the plans and the related amounts recognized in our consolidated balance sheets (in thousands, except percentages as noted):

	Pension Benefits		Other Benefits
	For the Year	For the Year	For the Year	For the Year
	Ended	Ended	Ended	Ended
	December 31,	December 31,	December 31,	December 31,
	2008	2007	2008	2007
Change in benefit obligation:
Benefit obligation	$72,895	$80,145	$8,810	$13,851
Service cost	—	—	—	—
Interest cost	4,705	4,582	549	768
Amendments	663	—	—	—
Actuarial loss (gain)	541	(10,023)	(143)	(4,726)
Benefits paid	(1,452)	(1,810)	(1,055)	(1,083)

Benefit obligation at end of year	$77,352	$72,894	$8,161	$8,810

Change in plan assets:
Plan assets at fair value	$61,639	$55,211	$—	$—
Actual return on plan assets	(13,596)	4,035	—	—
Contributions	4,165	4,203	1,055	1,082
Benefits paid	(1,452)	(1,810)	(1,055)	(1,082)

Plan assets at fair value at end of year	$50,756	$61,639	$—	$—

Reconciliation of accrued benefit liability and net amount recognized:
Funded status of the plan	$(26,596)	$(11,255)	$(8,161)	$(8,810)
Unrecognized net gain	—	—	—	—

Net amount recognized	$(26,596)	$(11,255)	$(8,161)	$(8,810)

Accumulated other comprehensive loss (income) recognized under SFAS 158:
Net actuarial loss (gain)	$4,681	$(14,644)	$(2,360)	$(2,371)
Net prior service cost	663	—	—	—

Total as of December 31, 2008	$5,344	$(14,644)	$(2,360)	$(2,371)

Weighted average assumptions used to determine net periodic benefit expense for years ending December 31:
Discount rate	6.50%	5.75%	6.50%	5.75%
Expected return on plan assets	7.50%	8.00%	N/A	N/A
Rate of compensation increase	4.00%	4.00%	N/A	N/A
Weighted average assumptions used to determine projected benefit obligations as of December 31:
Discount rate	6.25%	6.50%	6.25%	6.50%
Rate of compensation increase	4.00%	4.00%	N/A	N/A

COVANTA HOLDING COPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     Plan assets had a fair value of $50.8 million and $61.6 million as of December 31, 2008 and 2007, respectively. The allocation of plan assets was as follows:

	As of December 31,
	2008	2007
Total Equities	45%	52%
Total Debt Securities	49%	42%
Other	6%	6%

Total	100%	100%

     Our expected return on plan assets assumption is based on historical experience and by evaluating input from the trustee managing the plans assets. The expected return on the plan assets is also impacted by the target allocation of assets, which is based on our goal of earning the highest rate of return while maintaining risk at acceptable levels. The plan strives to have assets sufficiently diversified so that adverse or unexpected results from one security class will not have an unduly detrimental impact on the entire portfolio. The target ranges of allocation of assets are as follows:

Total Equities	40 — 75%
Total Debt Securities	20 — 60%
Other	0 — 10%
     We anticipate that the long-term asset allocation on average will approximate the targeted allocation. Actual asset allocations are reviewed and the pension plans’ investments are rebalanced to reflect the targeted allocation when considered appropriate.
     An annual rate of increase of 9.5% in the per capita cost of health care benefits was assumed for 2008 for covered employees. The rate was assumed to decrease gradually to 5.5% in 2017 and remain at that level.
     For the pension plans with accumulated benefit obligations in excess of plan assets, the projected benefit obligation, accumulated benefit obligation, and fair value of plan assets were $77.4 million, $65.6 million, and $50.8 million, respectively as of December 31, 2008 and $72.9 million, $57.5 million, and $61.6 million, respectively as of December 31, 2007.
     We estimate that the future benefits payable for the retirement and post-retirement plans in place are as follows (in thousands).

	As of December 31,
	2009	2010	2011	2012	2013	2014 - 2018
Pension Benefits	$1,590	$1,869	$2,227	$2,859	$3,167	$17,783
Other Benefits (Net of Medicare Part D Subsidy)	$650	$666	$692	$712	$728	$3,043
Attributable to Medicare Part D Subsidy	$(38)	$(40)	$(41)	$(42)	$(42)	$(174)
     Pension costs for our defined benefit plans and other post-retirement benefit plans included the following components (in thousands):

	Pension Benefits		Other Benefits
	For the Year	For the Year	For the Year	For the Year
	Ended	Ended	Ended	Ended
	December 31,	December 31,	December 31,	December 31,
	2008	2007	2008	2007
Components of Net Periodic Benefit Cost:
Service cost	$—	$—	$—	$—
Interest cost	4,705	4,582	549	768
Expected return on plan assets	(4,728)	(4,430)	—	—
Amortization of net actuarial (gain) loss	(524)	—	(154)	105

Net periodic benefit cost	(547)	152	395	873
SFAS 88 settlement cost(1)	65	18	—	—

Final net periodic benefit cost	$(482)	$170	$395	$873

(1)	SFAS No. 88, “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits” (“SFAS 88”).

COVANTA HOLDING COPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plan. A one-percentage point change in the assumed health care trend rate would have the following effects (in thousands):

	One-Percentage	One-Percentage
	Point Increase	Point Decrease
Effect on total service and interest cost components	$34	$(24)
Effect on postretirement benefit obligation	$454	$(401)
Note 17. Stock-Based Award Plans
Stock-Based Compensation
     We recognize stock-based compensation expense in accordance with the provisions of SFAS 123R. Stock-based compensation expense for all stock-based compensation awards granted after December 31, 2005 is based on the grant date fair value estimated in accordance with the provisions of SFAS 123R. For stock-based compensation awards granted prior to, but not yet vested as of December 31, 2005, stock-based compensation expense is based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123, “Accounting for Stock-Based Compensation.”
     We received $0.3 million, $0.8 million, and $1.1 million from the exercise of non-qualified stock options in the years ended December 31, 2008, 2007, and 2006 respectively. The tax benefits related to the exercise of the non-qualified stock options and the vesting of the restricted stock award were not recognized during 2008 and 2007 due to our NOLs. When the NOLs have been fully utilized by us, we will recognize a tax benefit and an increase in additional paid-in capital for the excess tax deductions received on the exercised non-qualified stock options and vested restricted stock. Future realization of the tax benefit will be presented in cash flows from financing activities in the consolidated statements of cash flows in the period the tax benefit is recognized.
     We recognize compensation costs using the graded vesting attribution method over the requisite service period of the award, which is generally three to five years. We recognize compensation expense based on the number of stock options and restricted stock awards expected to vest by using an estimate of expected forfeitures. The forfeiture rates range from 8% to 15% depending on the type of award and the vesting period.
Stock-Based Award Plans
     We adopted the Covanta Holding Corporation Equity Award Plan for Employees and Officers (the “Employees Plan”) and the Covanta Holding Corporation Equity Award Plan for Directors (the “Directors Plan”) (collectively, the “Award Plans”), effective with stockholder approval on October 5, 2004. On July 25, 2005, our Board of Directors approved and on September 19, 2005, our stockholders approved the amendment to the Employees Plan to authorize the issuance of an additional 2,000,000 shares. The 1995 Stock and Incentive Plan (the “1995 Plan”) was terminated with respect to any future awards under such plan on October 5, 2004 upon stockholder approval of the Award Plans. The 1995 Plan will remain in effect until all awards have been satisfied or expired. On February 21, 2008, our Board of Directors approved and on May 1, 2008, our stockholders approved the amendment to the Employees Plan and Directors Plan to authorize the issuance of an additional 6,000,000 shares and 300,000 shares of common stock, respectively.
     The purpose of the Award Plans is to promote our interests (including our subsidiaries and affiliates) and our stockholders’ interests by using equity interests to attract, retain and motivate our management, non-employee directors and other eligible persons and to encourage and reward their contributions to our performance and profitability. The Award Plans provide for awards to be made in the form of (a) shares of restricted stock, (b) incentive stock options, (c) non-qualified stock options, (d) stock appreciation rights, (e) performance awards, or (f) other stock-based awards which relate to or serve a similar function to the awards described above. Awards may be made on a stand alone, combination or tandem basis. The maximum aggregate number of shares of common stock available for issuance is 12,000,000 under the Employees Plan and 700,000 under the Directors Plan.
     Restricted Stock Awards
     Restricted stock awards that have been issued to employees typically vest over a three-year period. Restricted stock awards are stock-based awards for which the employee or director does not have a vested right to the stock (“nonvested”) until the requisite service period has been rendered or the required financial performance factor has been reached for each pre-determined vesting date. A percentage of each employee restricted stock awards granted have financial performance factors. Stock-based compensation expense for each financial performance factor is recognized beginning in the period when management has determined it is probable the financial performance factor will be achieved for the respective vesting period.

COVANTA HOLDING COPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     Restricted stock awards to employees are subject to forfeiture if the employee is not employed on the vesting date. Restricted stock awards issued to directors prior to 2006 were subject to the same forfeiture restrictions as are applicable to employees. Restricted stock awards issued to directors in 2006 and thereafter are not subject to forfeiture in the event a director ceases to be a member of the Board of Directors, except in limited circumstances. Restricted stock awards will be expensed over the requisite service period, subject to an assumed forfeiture rate. Prior to vesting, restricted stock awards have all of the rights of common stock (other than the right to sell or otherwise transfer or to receive dividends, when issued). Commencing with share-based stock awards granted in 2007, we calculated the fair value of share-based stock awards based on the closing price on the date the award was granted. Prior to 2007, we calculated the fair value of our share-based stock awards based on the average of the high and low price on the day prior to the grant date.
     During the year ended December 31, 2008, we awarded certain employees 453,605 shares of restricted stock awards. The restricted stock awards will be expensed over the requisite service period, subject to an assumed 10% percent forfeiture rate. The terms of the restricted stock awards include two vesting provisions; one based on a performance factor and continued service (applicable to 66% of the award) and one based solely on continued service (applicable to 34% of the award). If all performance and service criteria are satisfied, the awards vest during March of 2009, 2010 and 2011.
     On May 1, 2008, in accordance with our existing program for annual director compensation, we awarded 40,500 shares of restricted stock under the Directors Plan. We determined that the service vesting condition of the restricted stock awards granted to the directors on May 1, 2008 to be non-substantive and, in accordance with SFAS 123R, recorded the entire fair value of the award as compensation expense on the grant date.
     Changes in nonvested restricted stock awards during the year ended December 31, 2008 were as follows:

		Weighted-
		Average
	Number of	Grant Date
	Shares	Fair Value
Nonvested at December 31, 2007	812,826	$18.77
Granted	494,105	26.37
Vested	(428,656)	17.64
Forfeited	(21,029)	23.17

Nonvested at December 31, 2008	857,246	23.61

     As of December 31, 2008, there was $10.6 million unrecognized stock-based compensation expense related to nonvested restricted stock awards. This expense is expected to be recognized over a period of up to three years. Total compensation expense for restricted stock awards was $9.5 million, $7.9 million, and $5.5 million for the years ended December 31, 2008, 2007 and 2006, respectively.
     Stock Options
     We have also awarded stock options to certain employees and directors. Stock options awarded to directors vest immediately. Stock options awarded to employees have typically vested annually over 3 to 5 years and expire over 10 years. On February 21, 2008 and March 31, 2008, we granted options to purchase an aggregate of 200,000 shares and 50,000 shares, respectively, of common stock. The options expire 10 years from the date of grant and vest in equal installments over five years commencing on March 17, 2009.
     We calculate the fair value of our share-based option awards using the Black-Scholes option pricing model which requires estimates of the expected life of the award and stock price volatility. For the option awards granted prior to 2007, we determined an expected life of eight years in accordance with SFAS 123 and SFAS 123R. In December 2007, the SEC issued SAB No. 110, which permits use of the simplified method, as discussed in SAB No. 107, to determine the expected life of “plain vanilla” options. The expected life for the options issued in 2007 was determined using this “simplified method.” The fair value of the stock option awards granted during the year ended December 2008 was calculated using the following assumptions:

	Stock	Exercise	Risk-Free	Dividend	Volatility	Expected
Grant Date	Options	Price	Interest Rate	Yield	Expected (A)	Life (B)
February 21, 2008	200,000	$26.26	3.387%	0%	28%	6.54 years
March 31, 2008	50,000	$27.50	2.977%	0%	31%	6.48 years

(A)	Expected volatility is based on implied volatility.

(B)	Simplified method per SAB 107 and 110.

COVANTA HOLDING COPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     The following table summarizes activity and balance information of the options under the Award Plans and 1995 Plan:

	As of December 31,
	2008		2007		2006
		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price
1995 Stock Option Plan
Outstanding at the beginning of the year	108,426	$3.86	178,426	$5.11	315,093	$5.26
Granted	—	—	—	—	—	—
Exercised	—	—	70,000	7.06	136,667	5.45
Forfeited	—	—	—	—	—	—

Outstanding at the end of the year	108,426	$3.86	108,426	$3.86	178,426	$5.11
Options exercisable at year end	108,426	$3.86	108,426	$3.86	178,426	$5.11
Options available for future grant	—	—	—	—	—	—
2004 Stock Option Plan
Outstanding at the beginning of the year	2,553,443	$17.96	851,238	$8.87	928,115	$8.14
Granted	250,000	26.51	1,805,000	22.14	50,000	20.35
Exercised	21,500	12.18	42,795	7.43	41,543	9.19
Forfeited	12,000	22.02	60,000	22.02	85,334	7.43

Outstanding at the end of the year	2,769,943	$18.76	2,553,443	$17.96	851,238	$8.87
Options exercisable at year end	1,126,543	$12.87	500,617	$9.24	216,572	$10.12
Options available for future grant	6,851,630		1,295,735		3,494,230
     As of December 31, 2008, options for shares were in the following price ranges:

			Weighted
			Average
	Options Outstanding		Remaining	Options Exercisable
	Number of	Weighted Average	Contractual Life	Number of	Weighted Average
Exercise Price Range	Shares	Exercise Price	(Years)	Shares	Exercise Price
$1.45 — $5.31	108,426	$3.86	3.23	108,426	$3.86
$7.43	637,271	7.43	5.80	637,271	7.43
$12.90	106,672	12.90	6.70	106,672	12.90
$20.35 — $22.02	1,726,000	21.97	8.20	372,600	21.80
$24.80 — $28.34	300,000	26.46	9.50	10,000	26.22

	2,878,369			1,234,969

     The aggregate intrinsic value as of December 31, 2008 for options outstanding, options vested and expected to vest in the future and options exercisable was $10.8 million, $10.9 million, and $12.2 million, respectively. The aggregate intrinsic value represents the total pre-tax intrinsic value (the difference between the closing stock price on the last trading day of 2008 and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options on the last trading day of 2008 (December 31, 2008). The intrinsic value changes based on the fair market value of our common stock. Total intrinsic value of options exercised for the year ended as of December 31, 2008 was $0.3 million.
     As of December 31, 2008, there were options to purchase 2,661,859 shares of common stock that had vested and were expected to vest in future periods at a weighted average exercise price of $17.87. The total fair value of options expensed was $5.3 million for the year ended December 31, 2008. As of December 31, 2008, there was $6.5 million of total unrecognized compensation expense related to stock options which is expected to be recognized over a weighted-average period of 3.4 years.
Note 18. Accumulated Other Comprehensive (Loss) Income
     AOCI, net of income taxes, consists of the following (in thousands):

	As of December 31,
	2008	2007
Foreign currency translation	$(5,233)	$5,248
Minimum pension liability	(765)	(362)
Amortization of SFAS 158 unrecognized net actuarial (loss) gain	(2,122)	11,096
Net unrealized (loss) gain on available-for-sale securities	(85)	322

Accumulated other comprehensive (loss) income	$(8,205)	$16,304

COVANTA HOLDING COPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Note 19. Financial Instruments
     On January 1, 2008, we adopted SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115” (“SFAS 159”). SFAS 159 allows entities to voluntarily choose to measure certain financial assets and liabilities at fair value (“fair value option”). The fair value option may be elected on an instrument-by-instrument basis and is irrevocable, unless a new election date occurs. We did not elect to apply the fair value option to any of our eligible financial assets and liabilities.
     On January 1, 2008, we partially adopted SFAS No. 157, “Fair Value Measurements” (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. This statement does not require any new fair value measurements. In February 2008, the FASB issued FASB Staff Position FAS 157-2, “Effective Date of FASB Statement No. 157,” which deferred the effective date of SFAS 157 for one year for all non-financial assets and non-financial liabilities, except for those items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually).
     Our investment securities that are traded on a national securities exchange are stated at the last reported sales price on the day of valuation.

		Fair Value Measurements at Reporting Date Using
		Quoted Prices in
	As of	Active Markets for	Significant Other	Significant
	December 31,	Identical Assets	Observable Inputs	Unobservable Inputs
	2008	(Level 1)	(Level 2)	(Level 3)
	(In thousands)
Marketable securities available for sale	$300	$300	$—	$—
Investments in fixed maturities at market	26,737	26,737	—	—
Derivatives — Contingent interest feature of the Convertible Debentures (See Note 6)	0	—	0	—

Total	$27,037	$27,037	$0	$—

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:
•	For cash and cash equivalents, restricted funds, and marketable securities, the carrying value of these amounts is a reasonable estimate of their fair value. The fair value of restricted funds held in trust is based on quoted market prices of the investments held by the trustee.

•	Fair values for debt were determined based on interest rates that are currently available to us for issuance of debt with similar terms and remaining maturities for debt issues that are not traded on quoted market prices. The fair value of project debt is estimated based on quoted market prices for the same or similar issues.

•	Fair value of our interest rate swap agreement is the estimated amount we would receive or pay to terminate the agreement based on the net present value of the future cash flows as defined in the agreement.
     The disclosure below of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, “Disclosures About Fair Value of Financial Instruments.” The estimated fair-value amounts have been determined using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required in interpreting market data to develop estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that we would realize in a current market exchange. The fair-value estimates presented herein are based on pertinent information available to us as of December 31, 2008. However, such amounts have not been comprehensively revalued for purposes of these financial statements since December 31, 2008, and current estimates of fair value may differ significantly from the amounts presented herein.
     The estimated fair value of financial instruments is presented as follows (in thousands):

	As of December 31, 2008
	Carrying	Estimated
	Amount	Fair Value
Assets:
Cash and cash equivalents	$192,393	$192,393
Receivables	262,731	262,731
Restricted funds	345,330	345,633

COVANTA HOLDING COPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	As of December 31, 2008
	Carrying	Estimated
	Amount	Fair Value
Parent investments — fixed maturity securities	300	300
Insurance business investments — fixed maturity securities	26,737	26,737
Insurance business investments — equity securities	792	792
Interest rate swap receivable	13,984	13,984
Liabilities:
Long-term debt	$948,518	$850,122
Project debt	1,078,370	1,045,371
Interest rate swap payable	13,984	13,984
Off Balance-Sheet Financial Instruments:
Guarantees(a)

(a)	Additionally guarantees include approximately $1.5 million of guarantees related to international energy projects.
     Contingent Interest
     The contingent interest feature in the Debentures is an embedded derivative instrument. The first contingent cash interest payment period does not commence until February 1, 2012, and the fair market value for the embedded derivative was zero as of December 31, 2008. For information detailing the contingent interest feature of the Debentures, see Note 6. Long-Term Debt.
     Interest Rate Swaps
     As of December 31, 2008, we had one interest rate swap agreement related to project debt that economically fixes the interest rate on certain adjustable-rate revenue bonds. This swap agreement was entered into in September 1995 and expires in January 2019. Any payments made or received under the swap agreement, including fair value amounts upon termination, are included as an explicit component of the client community’s obligation under the related service agreement. Therefore, all payments made or received under the swap agreement are a pass through to the client community. Under the swap agreement, we pay a fixed rate of 5.18% and receive a floating rate that is either equal to (i) the rate on the adjustable rate revenue bonds or (ii) an alternative floating rate based on a percentage of LIBOR or the BMA Municipal Swap Index if certain triggering events occur, such as a put of bonds to the standby credit facility that backstops the weekly rate re-sets. Bonds have been put to the standby credit facility at various points in time during 2008, and as a result, the average floating rate received under the swap agreement for 2008 was 2.09%, which was less than the variable rate paid on the bonds. In the event that we terminate the swap prior to its maturity, the floating rate used for determination of settling the fair value of the swap would also be based on a set percentage of LIBOR or the BMA Municipal Swap index at the option of the counterparty. The notional amount of the swap as of December 31, 2008 was $68.2 million and is reduced in accordance with the scheduled repayments of the applicable revenue bonds. The counterparty to the swap is a major financial institution. We believe that the credit risk associated with nonperformance by the counterparty is not significant. The swap agreement resulted in increased debt service expense, which is a pass through to the client community, of $2.1 million, $1.2 million and $1.4 million for the years ended December 31, 2008, 2007 and 2006, respectively. The effect on our weighted-average borrowing rate of the project debt was an increase of 0.18% for 2008.
     We were required, under financing arrangements in effect from June 24, 2005 to February 9, 2007, to enter into hedging arrangements with respect to a portion of our exposure to interest rate changes with respect to our borrowing under the previously existing credit facilities. On July 8, 2005, we entered into two separate pay fixed, receive floating interest rate swap agreements with a total notional amount of $300 million. On March 21, 2006, we entered into one additional pay fixed, receive floating interest rate swap agreement with a notional amount of $37.5 million. On December 27, 2006, the notional amount of the original swap agreements reduced to $250 million from $300 million. These swaps were designated as cash flow hedges in accordance with SFAS 133. Accordingly, unrealized gains or losses are deferred in other comprehensive income until the hedged cash flows affect earnings. The impact of the swaps decreased interest expense for the year ended December 31, 2006 by $2.4 million. As of December 31, 2006, the net after-tax deferred gain in other comprehensive income was $2.1 million ($3.3 million before income taxes which was recorded in other assets). In connection with the refinancing of our previously existing credit facilities, the interest rate swap agreements described above were settled on February 9, 2007. We recognized a gain associated with the settlement of our interest rate swap agreements of $3.4 million, pre-tax. The Credit Facilities do not require us to enter into interest rate swap agreements. For additional information related to the Credit Facilities, see Note 6. Long-Term Debt.

COVANTA HOLDING COPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Note 20. Related-Party Transactions
     We hold a 26% investment in Quezon Power, Inc. (“Quezon”). We are party to an agreement with Quezon in which we assumed responsibility for the operation and maintenance of Quezon’s coal-fired electricity generation facility. Accordingly, 26% of the net income of Quezon is reflected in our statements of income and as such, 26% of the revenue earned under the terms of the operation and maintenance agreement is eliminated against Equity in Net Income from Unconsolidated Investments. For the years ended December 31, 2008, 2007 and 2006, we collected $34.0 million, $35.4 million, and $26.9 million, respectively, for the operation and maintenance of the facility. As of December 31, 2008 and December 31, 2007, the net amount due to Quezon was $3.2 million and $1.1 million, respectively, which represents advance payments received from Quezon for operation and maintenance costs.
     As part of our acquisition of Covanta Energy in 2004 as part of its emergence from bankruptcy, we agreed to conduct a registered offering of our common stock to certain holders of Covanta Energy’s pre-petition secured debentures. On February 24, 2006, we completed this offering, in which 5,696,911 shares were issued in consideration for $20.8 million in gross proceeds, including 633,380 shares purchased by D.E. Shaw Laminar Portfolios, L.L.C. (“Laminar”) pursuant to the exercise of rights held by Laminar as a holder of those debentures.
     One member of our current Board of Directors is a senior advisor to a major law firm which Covanta Energy has used for several years, including many years prior to 2004, when we acquired Covanta Energy. Such member of the Board of Directors has had no direct or indirect involvement in the procurement, oversight or provision of services we receive from this law firm, is not involved in any manner in the billing of such services, and does not directly or indirectly benefit from associated fees. We paid this law firm approximately $2.2 million, $0.9 million, and $0.3 million for the years ended December 31, 2008, 2007 and 2006, respectively.
Note 21. Commitments and Contingencies
     We and/or our subsidiaries are party to a number of claims, lawsuits and pending actions, most of which are routine and all of which are incidental to our business. We assess the likelihood of potential losses on an ongoing basis and when losses are considered probable and reasonably estimable, record as a loss an estimate of the ultimate outcome. If we can only estimate the range of a possible loss, an amount representing the low end of the range of possible outcomes is recorded. The final consequences of these proceedings are not presently determinable with certainty.
     Covanta Energy Corporation
     Generally, claims and lawsuits arising from events occurring prior to their respective petition dates against Covanta Energy and its subsidiaries, that had filed bankruptcy petitions and subsequently emerged from bankruptcy, have been resolved pursuant to the Covanta Energy reorganization plan, and have been discharged pursuant to orders of the Bankruptcy Court which confirmed the Covanta Energy reorganization plan or similar plans of subsidiaries emerging separately from Chapter 11. However, to the extent that claims are not dischargeable in bankruptcy, such claims may not be discharged. For example, the claims of certain persons who were personally injured prior to the petition date but whose injury only became manifest thereafter may not be discharged pursuant to the Covanta Energy reorganization plan.
     Environmental Matters
     Our operations are subject to environmental regulatory laws and environmental remediation laws. Although our operations are occasionally subject to proceedings and orders pertaining to emissions into the environment and other environmental violations, which may result in fines, penalties, damages or other sanctions, we believe that we are in substantial compliance with existing environmental laws and regulations.
     We may be identified, along with other entities, as being among parties potentially responsible for contribution to costs associated with the correction and remediation of environmental conditions at disposal sites subject to federal and/or analogous state laws. In certain instances, we may be exposed to joint and several liabilities for remedial action or damages. Our ultimate liability in connection with such environmental claims will depend on many factors, including our volumetric share of waste, the total cost of remediation, and the financial viability of other companies that also sent waste to a given site and, in the case of divested operations, its contractual arrangement with the purchaser of such operations.
     The potential costs related to the matters described below and the possible impact on future operations are uncertain due in part to the complexity of governmental laws and regulations and their interpretations, the varying costs and effectiveness of cleanup

COVANTA HOLDING COPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
technologies, the uncertain level of insurance or other types of recovery and the questionable level of our responsibility. Although the ultimate outcome and expense of any litigation, including environmental remediation, is uncertain, we believe that the following proceedings will not have a material adverse effect on our consolidated financial position or results of operations.
     In June 2001, the Environmental Protection Agency (“EPA”) named Covanta Haverhill, Inc. (“Haverhill”), as a potentially responsible party (“PRP”) at the Beede Waste Oil Superfund Site, Plaistow, New Hampshire (“Beede site”). On December 15, 2006, Haverhill together with numerous other PRPs signed the Beede Waste Oil Superfund Site RD/RA Consent Decree with respect to remediation of the Beede site. The Consent Decree was entered by the U.S. District Court in New Hampshire on July 22, 2008, and on October 1, 2008, Haverhill resolved its previously recorded liability of $750,000 under the Consent Decree by means of a payment to the Beede Waste Oil Superfund Site Settlement Trust. Haverhill’s ultimate liability at the Beede site was not material to its financial position and results of operations.
     In August 2004, EPA notified Covanta Essex Company (“Essex”) that it was potentially liable for Superfund response actions in the Lower Passaic River Study Area, referred to as “LPRSA,” a 17 mile stretch of river in northern New Jersey. Essex is one of at least 73 PRPs named thus far that have joined the LPRSA PRP group. On May 8, 2007, EPA and the PRP group entered into an Administrative Order on Consent by which the PRP group is undertaking a Remedial Investigation/Feasibility Study (“Study”) of the LPRSA under EPA oversight. The cost to complete the Study is estimated at $54 million, in addition to EPA oversight costs. Essex’s share of the Study costs to date are not material to its financial position and results of operations; however, the Study costs are exclusive of any costs that may be required of PRPs to remediate the LPRSA or costs associated with natural resource damages to the LPRSA that may be assessed against PRPs. On February 4, 2009, Essex and over 300 other PRPs were named as third-party defendants in a suit brought by the State of New Jersey Department of Environmental Protection (“NJDEP”) against Occidental Chemical Corporation and certain related entities (“Occidental”) with respect to alleged contamination of the LPRSA by Occidental. The Occidental third party complaint seeks contribution from the third-party defendants with respect to any award to NJDEP of damages against Occidental in the matter. Considering the history of industrial and other discharges into the LPRSA from other sources, including named PRPs, Essex believes any releases to the LPRSA from its facility to be de minimis in comparison; however, it is not possible at this time to predict that outcome with certainty or to estimate Essex’s ultimate liability in the matter, including for LPRSA remedial costs and/or natural resource damages and/or contribution claims made by Occidental and/or other PRPs.
     Other Commitments
     Other commitments as of December 31, 2008 were as follows (in thousands):

	Commitments Expiring by Period
		Less Than	More Than
	Total	One Year	One Year
Letters of credit	$300,415	$46,111	$254,304
Surety bonds	64,086	—	64,086

Total other commitments — net	$364,501	$46,111	$318,390

     The letters of credit were issued under various credit facilities (primarily the Funded L/C Facility) to secure our performance under various contractual undertakings related to our domestic and international projects or to secure obligations under our insurance program. Each letter of credit relating to a project is required to be maintained in effect for the period specified in related project contracts, and generally may be drawn if it is not renewed prior to expiration of that period.
     We believe that we will be able to fully perform under our contracts to which these existing letters of credit relate, and that it is unlikely that letters of credit would be drawn because of a default of our performance obligations. If any of these letters of credit were to be drawn by the beneficiary, the amount drawn would be immediately repayable by us to the issuing bank. If we do not immediately repay such amounts drawn under these letters of credit, unreimbursed amounts would be treated under the Credit Facilities as additional term loans in the case of letters of credit issued under the Funded L/C Facility, or as revolving loans in the case of letters of credit issued under the Revolving Loan Facility.
     The surety bonds listed on the table above relate primarily to performance obligations ($55.1 million) and support for closure obligations of various energy projects when such projects cease operating ($9.0 million). Were these bonds to be drawn upon, we would have a contractual obligation to indemnify the surety company.

COVANTA HOLDING COPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Concluded)
     We have certain contingent obligations related to the Debentures. These are:
•	holders may require us to repurchase their Debentures on February 1, 2012, February 1, 2017 and February 1, 2022;

•	holders may require us to repurchase their Debentures, if a fundamental change occurs; and

•	holders may exercise their conversion rights upon the occurrence of certain events, which would require us to pay the conversion settlement amount in cash and/or our common stock.
     See Note 6. Long-Term Debt for specific criteria related to contingent interest, conversion or redemption features of the Debentures.
     We have issued or are party to performance guarantees and related contractual support obligations undertaken pursuant to agreements to construct and operate domestic and international waste and energy facilities. For some projects, such performance guarantees include obligations to repay certain financial obligations if the project revenues are insufficient to do so, or to obtain financing for a project. With respect to our domestic and international businesses, we have issued guarantees to municipal clients and other parties that our subsidiaries will perform in accordance with contractual terms, including, where required, the payment of damages or other obligations. Additionally, damages payable under such guarantees on our energy-from-waste facilities could expose us to recourse liability on project debt. If we must perform under one or more of such guarantees, our liability for damages upon contract termination would be reduced by funds held in trust and proceeds from sales of the facilities securing the project debt and is presently not estimable. Depending upon the circumstances giving rise to such domestic and international damages, the contractual terms of the applicable contracts, and the contract counterparty’s choice of remedy at the time a claim against a guarantee is made, the amounts owed pursuant to one or more of such guarantees could be greater than our then-available sources of funds. To date, we have not incurred material liabilities under such guarantees, either on domestic or international projects. See Item 1A. Risk Factors — We have provided guarantees and financial support in connection with our projects.
Note 22. Quarterly Data (Unaudited)
     The following table present quarterly unaudited financial data for the periods presented on the consolidated statements of income (in thousands, except per share amounts):

	Calendar Quarter Ended
	March 31,		June 30,		September 30,		December 31,
Fiscal Quarter	2008	2007	2008	2007	2008	2007	2008	2007
Operating revenue	$388,766	$330,209	$422,996	$355,140	$438,671	$352,350	$413,820	$395,388
Operating income	30,765	8,280	76,529	77,212	88,083	71,627	60,588	79,491
Net income (loss) attributable to Covanta Holding Corporation	12,263	(19,478)	42,299	35,339	47,099	35,995	27,299	69,837
Earnings (loss) per share:
Basic	0.08	(0.13)	0.28	0.23	0.31	0.24	0.18	0.46
Diluted	0.08	(0.13)	0.27	0.23	0.30	0.23	0.18	0.45

Schedule II — Valuation and Qualifying Accounts
Receivables Valuation and Qualifying Accounts

		Additions
	Balance at	Charged to	Charged to		Balance at
	Beginning	Costs and	Other		End of
	of Period	Expense	Accounts	Deductions	Period
	(In thousands)
For the year ended December 31, 2008
Allowances deducted in the balance sheet from the assets to which they apply:
Doubtful receivables — current	$4,353	$1,821	$—	$2,737	$3,437
Doubtful receivables — noncurrent	409	18	—	120	307

Total	$4,762	$1,839	$—	$2,857	$3,744

For the year ended December 31, 2007
Allowances deducted in the balance sheet from the assets to which they apply:
Doubtful receivables — current	$4,469	$1,270	$19	$1,405	$4,353
Doubtful receivables — noncurrent	382	(80)	—	(107)	409

Total	$4,851	$1,190	$19	$1,298	$4,762

For the year ended December 31, 2006
Allowances deducted in the balance sheet from the assets to which they apply:
Doubtful receivables — current	$4,959	$2,088	$1,003	$3,581	$4,469
Doubtful receivables — noncurrent	274	81	—	(27)	382

Total	$5,233	$2,169	$1,003	$3,554	$4,851